Ohr Pharmaceutical, Inc. 8-K

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

OHR PHARMACEUTICAL, INC.

OHR ACQUISITION CORP.

AND

NEUBASE THERAPEUTICS, INC.

Dated as of January 2, 2019

i

Exhibits

Exhibit A	Certain Definitions
Exhibit B-1	Form of Company Support Agreement
Exhibit B-2	Form of Parent Support Agreement
Exhibit C-1	Form of Certificate of Merger
Exhibit C-2	Form of Company Certificate of Incorporation
Exhibit D	Parent Amended and Restated Charter
Exhibit E	Form of FIRPTA Notice
Exhibit F-1	Form of Company Lock-Up Agreement
Exhibit F-2	Form of Parent Lock-Up Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, is made and entered into as of January 2, 2019 (this “Agreement”), by and among OHR PHARMACEUTICAL, INC., a Delaware corporation (“Parent”), OHR ACQUISITION CORP., a Delaware corporation (“Merger Sub”), and NeuBase Therapeutics, Inc., a Delaware corporation (“Company”). Parent, Merger Sub and Company are each a “Party” and referred to collectively herein as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS:

WHEREAS, this Agreement contemplates a merger of Merger Sub with and into Company, with Company remaining as the surviving entity after the merger (the “Merger”), whereby the Company Stockholders will receive Parent Common Stock in exchange for their Company Capital Stock;

WHEREAS, the Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code;

WHEREAS, pursuant to the terms and conditions of this Agreement, the holders of the outstanding equity of Company immediately prior to the Effective Time will own approximately 80% of the outstanding equity of Parent immediately following the Effective Time and the holders of the outstanding equity of Parent immediately prior to the Merger will own approximately 20% of the outstanding equity of Parent immediately following the Effective Time, subject to adjustment as provided herein;

WHEREAS, the board of directors of Parent (i) has determined that the Merger is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Parent Common Stock to the Company Stockholders pursuant to the terms of this Agreement, the change of control of Parent, and the other actions contemplated by this Agreement, and (iii) has determined to recommend that the Parent Stockholders vote to approve the Parent Stockholder Approval Matters;

WHEREAS, the board of directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable, and (iii) has determined to recommend that its sole stockholder vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement;

WHEREAS, the board of directors of Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement and the Financing, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable, and (iii) has determined to recommend that the Company Stockholders vote to approve the Company Stockholder Matters;

WHEREAS, as a condition to the willingness of, and an inducement to Parent to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Company Support Agreement Signatories is entering into a support agreement, in favor of Parent, in substantially the form of Exhibit B-1 attached hereto (the “Company Support Agreements”), under which the Company Support Agreement Signatories will, among other things, agree, with respect to a portion of the shares of Company Capital Stock held thereby, to vote as stockholders in favor of the Company Stockholder Matters pursuant to the terms and conditions of the Company Support Agreements;

WHEREAS, as a condition to the willingness of, and an inducement to Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Parent Support Agreement Signatories is entering into a support agreement, in favor of Company, in substantially the form of Exhibit B-2 attached hereto, under which the Parent Support Agreement Signatories will, among other things, agree to recommend to the stockholders to vote in favor of the Merger and the Parent Stockholder Approval Matters;

WHEREAS, as a condition to the willingness of, and an inducement to Parent to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Company Lock-up Signatories is entering into a lock-up agreement, in substantially the form of Exhibit F-1 attached hereto (the “Company Lock-up Agreements”) with respect to a portion of the shares of Parent Common Stock held thereby from time to time; and

WHEREAS, as a condition to the willingness of, and an inducement to Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Parent Lock-up Signatories is entering into a lock-up agreement, in substantially the form of Exhibit F-2 attached hereto (the “Parent Lock-up Agreements”) with respect to a portion of the shares of Parent Common Stock held thereby from time to time.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE MERGER

1.1          The Merger. Subject to and upon the terms and conditions of this Agreement and the General Corporation Law of the State of Delaware (“DGCL”), Merger Sub will be merged with and into Company at the Effective Time. From and after the Effective Time, the separate corporate existence of Merger Sub will cease, and Company will continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2          Closing; Effective Time. Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE 6, the consummation of the Merger (the “Closing”) will take place at the offices of Troutman Sanders LLP, 875 Third Avenue, New York, NY 10022, at 10:00 a.m. on a date to be specified by the Parties which will be no later than three (3) Business Days after satisfaction or waiver of the conditions set forth in ARTICLE 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as Parent and Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”. On the Closing Date, the Parties will cause the Merger to be consummated by executing and filing a Certificate of Merger in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”), in substantially the form of Exhibit C-1 attached hereto, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger will become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.3          Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 and the other applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.4          Certificate of Incorporation; Bylaws; Parent Name Change. Unless otherwise determined by Parent and Company:

(a)               the certificate of incorporation of Company will be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit C-2 hereto, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b)               the bylaws of Company will be amended and restated to read in the form of the bylaws of Merger Sub, as in effect on the date hereof and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws; and

(c)                following the Merger, Parent will amend its certificate of incorporation and take all other actions necessary to cause its name to be changed to “NeuBase Therapeutics, Inc.”.

1.5          Directors and Officers of the Surviving Corporation. Unless otherwise determined by Parent and Company, the Parties will take all action such that:

(a)               the board of directors of the Surviving Corporation immediately after the Effective Time will consist of five (5) members with Company designating all of the members; and

(b)               Company shall determine the officers for Parent immediately following the Effective Time, with the CEO of Company as the CEO of Parent immediately following the Effective Time.

1.6          Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company, any stockholder of Company or any other Person:

(a)               Conversion of Company Capital Stock. Each share of Company Capital Stock issued and outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time, including shares of Company Capital Stock issued in, or issued upon conversion, exercise or exchange of securities issued in, the Additional Company Funding (excluding any shares to be canceled pursuant to Section 1.6(c), and after giving effect to the Convertible Notes Conversion) will be converted, subject to Sections 1.6(h) and 1.7, into and represent the right to receive such number of shares of validly issued, fully paid and nonassessable shares of common stock of Parent, $0.0001 par value per share (“Parent Common Stock”), as is equal to the Exchange Ratio, and cash in lieu of any fractional shares of Parent Common Stock to be issued or paid in consideration therefor (the “Merger Consideration”).

(b)               Merger Sub Common Stock. Each share of Merger Sub Common Stock then outstanding will be converted into one share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares will, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(c)                Cancellation. Each share of Company Capital Stock held in the treasury of Company and each share of Company Capital Stock owned by Parent or by any direct or indirect wholly owned Subsidiary of Company or Parent immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and extinguished without any conversion thereof and without payment of any consideration therefor and cease to exist.

(d)               Company Options. Each of the Company Options under the Company Option Plan that is outstanding and unexercised as of immediately prior to the Effective Time will be subject to Section 5.17. Prior to the Closing Date, Parent and Company will take all actions necessary to effect the transactions contemplated by this Section 1.6(d) under applicable Legal Requirements for all such Company Options, including delivering all notices required thereby and, if required, entering into termination agreements with the holders of such Company Options. In addition, promptly after the date of this Agreement, and in any event within ten (10) Business Days before the Effective Time, and subject to the review and approval of Parent, Company shall deliver notice to all holders of Company Options setting forth such holders’ rights pursuant to this Agreement.

(e)                Company Warrant. The Company Warrant will be subject to Section 5.18.

(f)                Company Convertible Notes. Contingent on and effective immediately prior to the Effective Time, the Company Convertible Notes shall be treated in accordance with the terms of the relevant agreements governing the Company Convertible Notes and converted into Company Common Stock (the “Convertible Notes Conversion”) and treated in accordance with Section 1.6(a).

(g)               Adjustments to Exchange Ratio. The Exchange Ratio and the price paid for fractional shares pursuant to Section 1.6(h) below will be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

(h)               Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. Company Stockholders will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Parent with respect to any such fraction of a share that would have otherwise been issued to such Company Stockholder. Any Company Stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) will, in lieu of such fraction of a share and upon surrender of such holders’ Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average of the closing sale prices of Parent Common Stock as quoted on the Nasdaq Capital Market for the ten (10) consecutive trading days ending with the trading day immediately preceding the date of the signing of this Agreement (as adjusted pursuant to Section 1.6(g)).

(i)                Restrictions. If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with Company or under which Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the book-entry representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Company will take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

1.7          Dissenting Shares. For purposes of this Agreement, “Dissenting Shares” means any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a person who has not voted such shares in favor of the adoption of this Agreement and the Merger, has properly demanded appraisal for such shares in accordance with the DGCL and has not effectively withdrawn or forfeited such demand for appraisal. Notwithstanding anything to the contrary contained herein, Dissenting Shares will not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration set forth in Section 1.6(a) (if any). Company will give Parent prompt notice of any demands received by Company for appraisal of shares of Company Capital Stock, withdrawals of such demands, and any other instruments that relate to such demands received by Company. Prior to the Effective Time, Parent and Company shall jointly participate in all negotiations and proceedings with respect to such demands except as limited by applicable Legal Requirements. Except to the extent required by applicable Legal Requirements, prior to the Effective Time, each of Parent and Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) and following the Effective Time, the Surviving Corporation shall have the power to direct all negotiations and proceedings with respect to demands received by Parent or Company for appraisal rights and shall have the sole power to settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares unless and to the extent required to do so under applicable Legal Requirements.

1.8          Exchange Of Certificates.

(a)               Exchange Agent. On or prior to the Closing Date, Parent will select Standard Registrar & Transfer Company, Inc., Parent’s transfer agent or another reputable bank or trust company reasonably acceptable to Company to act as exchange agent in connection with the Merger (the “Exchange Agent”). As soon as practicable after the Effective Time, Parent will issue and cause to be deposited with the Exchange Agent (i) non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.6(a); and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.6(h). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)               Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to the record holders of Company Stock Certificates entitled to receive the Merger Consideration pursuant to Section 1.6(a): (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates will be effected, and risk of loss and title to Company Stock Certificates will pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.6(a). Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate will be entitled to receive in exchange therefor non-certificated shares of Parent Common Stock represented by book-entry equal to the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6(a) (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.6(h)), and (B) the Company Stock Certificate so surrendered will be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate held by a Company Stockholder will be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration (and cash in lieu of any fractional share of Parent Common Stock). From and after the Effective Time, holders of Company Stock Certificates shall cease to have any rights as stockholders of Company, except as provided in this Agreement or by applicable Legal Requirements. If any Company Stock Certificate will have been lost, stolen or destroyed, the Exchange Agent will require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c)           Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder will be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)           Transfers of Ownership. If any shares of Parent Common Stock are to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any Person designated by it any transfer or other taxes required by reason of the issuance of the shares of Parent Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e)           Unclaimed Portion of the Exchange Fund.

(i)                 Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the Effective Time will be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 will thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

(ii)               Neither Parent nor the Surviving Corporation will be liable to any holder or former holder of Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(f)            Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.9          Stock Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time (after giving effect to the Convertible Notes Conversion) will automatically be canceled and retired and cease to exist, and all holders of Company Capital Stock that were outstanding immediately prior to the Effective Time will cease to have any rights as stockholders of Company; and (b) the stock transfer books of Company will be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock will be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate will be canceled and exchanged as provided in Section 1.8.

1.10        No Further Rights. The Merger Consideration delivered upon the surrender for exchange of Company Capital Stock in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

1.11        Tax Consequences. For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) of the Treasury Regulations, and intend to file the statement required by Section 1.368-3(a) of the Treasury Regulations.

1.12        Additional Actions. If, at any time after the Effective Time, any further action is necessary, desirable or proper to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the Surviving Corporation and its proper officers and directors or their designees are fully authorized (to the fullest extent allowed under applicable Legal Requirements) to execute and deliver, in the name and on behalf of either Company or Merger Sub, all deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Company or Merger Sub, all other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this ARTICLE 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this ARTICLE 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

2.1          Organization and Qualification; Charter Documents.

(a)         Company has no Subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any other Entity. Company has not agreed nor is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)         Company is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)         Company (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d)         Company has made available to Parent accurate and complete copies of: (a) the certificate of incorporation and bylaws of Company, including all amendments thereto; (b) the stock records of Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of Company, the board of directors of Company and all committees of the board of directors of Company. The books of account, stock records, minute books and other records of Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.2          Capital Structure.

(a)         The authorized capital stock of Company consists of 15,000,000 shares of Company Common Stock, par value $0.00001 per share, of which 5,164,177 shares are issued and outstanding as of the date of this Agreement. No shares of capital stock are held in Company’s treasury. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Legal Requirements.

(b)         As of the date of this Agreement, Company had reserved an aggregate of 3,275,000 shares of Company Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Company Option Plan, under which options were outstanding for an aggregate of 3,275,000 shares of Company Common Stock, and no shares were reserved for issuance for future equity awards issuable under the Company Option Plan. All shares of Company Common Stock subject to issuance as aforesaid and subject to issuance upon conversion of the Company Convertible Notes and the Company Warrant, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 2.2(b) of the Company Disclosure Schedule lists each holder of Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder, each outstanding Company Option, the name of the holder of such Company Option, the number of shares subject to such Company Option, the exercise price of such Company Option, the termination date of such Company Option, and whether the exercisability of such Company Option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, indicating the extent of acceleration, if any, and, with respect to the Company Warrant, the holder thereof and the number and type of shares of Company Capital Stock subject to the Company Warrant, the exercise price of the Company Warrant, the termination date of the Company Warrant, and whether the exercisability of the Company Warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, indicating the extent of acceleration, if any. Part 2.2(b) of the Company Disclosure Schedule lists the name of each holder of an outstanding Company Convertible Note, the issuance date of each such Company Convertible Note, the principal amount of each such Company Convertible Note and the maturity date of each such Company Convertible Note.

(c)         Except as set forth on Part 2.2(c) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock are subject to any right of first refusal in favor of Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Company having a right to vote on any matters on which the Company Stockholders have a right to vote; (iv) there is no Contract to which Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Capital Stock. Except as set forth on Part 2.2(c) of the Company Disclosure Schedule, Company is under no obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. Part 2.2(c) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies each holder of such shares of Company Capital Stock, the date of purchase and number of such shares, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such shares filed an election under Section 83(b) of the Code with respect to such shares within thirty (30) days of purchase.

2.3          Authority; Non-Contravention; Approvals.

(a)         Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to Company Stockholder Approval and the filing and recordation of the Certificate of Merger pursuant to the DGCL. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (“Company Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the Merger and all other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

(b)         Company’s board of directors, by resolutions duly adopted by vote at a meeting of all directors of Company duly called and held and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Merger, and determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to, and in the best interests of Company and the Company Stockholders, and (ii) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and all other transactions contemplated by this Agreement.

(c)         The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the certificate of incorporation or bylaws of Company, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 2.3(d), conflict with or violate any Legal Requirement applicable to Company or by which its properties is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, or (iii) require Company to make any filing with or give any notice to a Person, to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights of obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company pursuant to, any Contract to which Company is a party or by which Company or its properties are bound or affected (except, for purposes of this clause (iii), in the case of any Contract that is not a Company Contract, as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Merger).

(d)         No material consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) the filing of a Form D Notice of Exempt Offering of Securities or other related filings in reliance on an exemption provided in Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

2.4          Anti-Takeover Statutes Not Applicable. The board of directors of Company has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement. The board of directors of Company has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby Section 203 of the DGCL.

2.5          Company Financial Statements; No Undisclosed Liabilities.

(a)         The audited consolidated financial statements (including any related notes and schedules thereto) representing the financial condition of Company as of September 30, 2018 (collectively, the “Company Financials”) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes and schedules thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), (ii) fairly presented the consolidated financial position of Company as at the respective dates thereof and the consolidated results of its operations, cash flows and changes in stockholders’ equity in all material respects for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in nature or amount, and (iii) are consistent with, and have been prepared from, the books and records of Company. Company has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K) since the date of the Company’s incorporation. The balance sheet of Company as of September 30, 2018 is hereinafter referred to as the “Company Balance Sheet”, and September 30, 2018 is hereinafter referred to as the “Company Balance Sheet Date”.

(b)         Company maintains a system of internal accounting controls comparable to those of similarly situated companies at a similar stage of development designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Company maintains internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)         Since inception, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the board of directors of Company or any committee thereof. Since inception, neither Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company, (ii) any fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.

(d)         Except as disclosed in the Company Financials, Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company, except liabilities (i) provided for in the Company Balance Sheet, (ii) incurred in connection with the transactions contemplated in this Agreement, (iii) described on Part 2.5(d) of the Company Disclosure Schedule, (iv) set forth in any Company Contract or (v) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

2.6          Absence Of Certain Changes Or Events. Since the date of the Company Balance Sheet through the date of this Agreement, Company has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event, including any damage to, destruction or loss of any asset of Company (whether or not covered by insurance), constituting or that would reasonably be expected to have a Company Material Adverse Effect, (b) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the notes to the Company Financials, (c) any revaluation by Company of any of its assets having a Company Material Adverse Effect, or writing off notes or accounts receivable other than in the ordinary course of business, or (d) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.7          Taxes.

(a)         Each income and other material Tax Return that Company was required to file under applicable Legal Requirements: (i) has been filed and (ii) is true and complete in all material respects. All material Taxes due and payable by Company have been paid, except to the extent such amounts are being contested in good faith by Company or are properly reserved for on the books or records of Company. No extension of time with respect to any date on which a Tax Return was required to be filed by Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP. No material deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Company which has not been fully paid or adequately reserved or reflected in the Company Financials.

(b)         All material Taxes that Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly paid to the proper Governmental Body.

(c)         The unpaid Taxes of Company (i) did not, as of September 30, 2018, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the balance sheet of such date contained in the Company Financials, and (ii) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns. Since inception, Company has not incurred any liability for Taxes outside of the ordinary course of business or otherwise inconsistent with past custom or practice.

(d)         Company will not be required to include any material item of income in, or exclude any material item of deduction or credit from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), or (vi) election under Section 108(i) of the Code.

(e)         No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by Company with any taxing authority or issued by any taxing authority to Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to Company that are, or if issued would be, binding on Company.

(f)          Company is not a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). Company has no liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(g)         Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax Return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Company).

(h)         Company does not have any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for United States federal income tax purposes. Company is and always has been a corporation taxable under subchapter C of the Code for United States federal income tax purposes, and has had comparable status under the Legal Requirements of any state, local or non-U.S. jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. Company is not a “controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code.

(i)          Company has not participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Company has disclosed on its United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(j)          Company is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(k)         Company does not have a permanent establishment in any country other than the United States, as defined in any applicable Tax treaty between the United States and such other country.

(l)          Company has not distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m)        Company has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code. To Company’s knowledge, there is no agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

2.8          Intellectual Property.

(a)

(i)           Part 2.8(a)(i) of the Company Disclosure Schedule lists all of the Patent Rights and all Trademark Rights owned solely by Company as of the date hereof, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number and prosecution history or subsequent registration activity thereof.

(ii)          Part 2.8(a)(ii) of the Company Disclosure Schedule lists, as of the date hereof, all of the Patent Rights and all Trademark Rights in which Company has any co-ownership interest, other than those owned solely by Company, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number and prosecution history or subsequent registration activity thereof.

(iii)       Part 2.8(a)(iii) of the Company Disclosure Schedule lists all of the third-party Patent Rights and Trademark Rights in which Company has any exclusive right, title or interest, other than those owned solely or co-owned by Company.

(iv)         Part 2.8(a)(iv) of the Company Disclosure Schedule sets forth and describes each filing, payment and action that must be made or taken on or before the date that is 180 days after the date of this Agreement in order to maintain each the Patent Rights and Trademark Rights set forth in Part 2.8(a)(i), Part 2.8(a)(ii) and 2.8(a)(iii) of the Company Disclosure Schedule.

(b)           Part 2.8(b) of the Company Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which any third party has licensed, granted or conveyed to Company any right, title or interest in or to any Company IP Rights other than “shrink wrap” or “click through” license agreements accompanying widely available computer software that has not been modified or customized for Company. To Company’s knowledge, there are no breaches or defaults of, nor has Company received written notice of any disputes or threatened disputes concerning, any of such Contracts.

(c)           Part 2.8(c) of the Company Disclosure Schedule lists all Company Out Licenses. To Company’s knowledge, there are no breaches or defaults of, nor has Company received written notice of any disputes or threatened disputes concerning, any of such Contracts.

(d)           Company owns, co-owns or otherwise possesses legally enforceable rights in and to all Company IP Rights, free and clear of all Encumbrances. To the knowledge of Company, the Company IP Rights that are owned or co-owned by Company or exclusively licensed to Company (collectively, “Company Owned IP Rights”) are valid and enforceable except where any failure to own or have the right to use, or the right to bring actions, would not constitute a Company Material Adverse Effect. No third party is overtly challenging in writing the right, title or interest of Company in, to or under the Company Owned IP Rights, or the validity, enforceability or claim construction of any Patent Rights owned or co-owned or exclusively licensed to Company, and there is no opposition, cancellation, proceeding, objection or claim pending with regard to any Company Owned IP Rights and the Company Owned IP Rights are not subject to any outstanding order, judgment, decree or agreement materially and adversely affecting Company’s use thereof or its rights thereto. To the knowledge of Company, no valid basis exists for any of the foregoing challenges or claims. No act has been done or omitted to be done by Company, which has, had or could have the effect of dedicating to the public, or entitling any third party to cancel, forfeit, modify or consider abandoned, any Company IP Rights that are owned or co-owned by Company, or, except with respect to Contracts listed in Part 2.8(c) of the Company Disclosure Schedule, give any Person any ownership or license rights with respect thereto. All necessary registration, maintenance and renewal fees in respect of the Company Owned IP Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such Company Owned IP Rights.

(e)           Company has taken all reasonable measures to protect and maintain the confidentiality of the Trade Secrets included in the Company Owned IP Rights. Company has not divulged, furnished to or made accessible any of its Trade Secrets to any Person except pursuant to an enforceable written agreement to maintain the confidentiality of such Trade Secrets or in connection with the filing of an application to obtain patent protection for the embodiment of such Trade Secret, and Company otherwise takes and has taken reasonable measures to maintain the confidentiality of its Trade Secrets. All current and former officers and employees of, and consultants and independent contractors to, Company who have contributed to the creation or development of any Company IP Rights owned or co-owned by Company have assigned all of their respective ownership rights in such IP Rights to Company, and have executed and delivered to Company an agreement (containing no exceptions or exclusions from the scope of the coverage contained in Company’s applicable form agreement) regarding the assignment to Company, of any IP Rights arising from services performed for Company by such Persons, the current forms of which agreements have been made available in a data room or otherwise for review by Parent or its advisors. To the knowledge of Company, no current or former officers and employees of, or consultants or independent contractors to, Company have breached any material term of any such agreements.

(f)            To the knowledge of Company, with respect to third party Patent Rights and Trademark Rights, neither Company nor any of its current activities or products violates or otherwise conflicts with, or has infringed, misappropriated or violated any IP Rights of any third party, and Company has not received any written notice nor are any of them subject to any actual, or to the knowledge of Company, threatened proceedings, claiming or alleging any of the foregoing.

(g)           To the knowledge of Company, no Company Owned IP Rights are being infringed, misappropriated or unlawfully used by any third party nor has a third party previously infringed, misappropriated or unlawfully used any such Company Owned IP Rights.

(h)           Subject to Company obtaining the required consents pursuant to Section 6.2(c), neither the execution, delivery or performance of this Agreement by Company nor the consummation by Company of the transactions contemplated by this Agreement will contravene, conflict with or result in the imposition of any additional limitation on Company’s right, title or interest in or to any material Company IP Rights.

(i)            To the knowledge of Company, no funding, facilities, or personnel of any Governmental Body or any public or private university, college or other educational or research institution were used by Company to develop or create, in whole or in part, any Company Owned IP Rights.

(j)            Company is, and has at all times since its incorporation been, in material compliance with all Legal Requirements regarding the protection, storage, use and disclosure of Personal Data collected by Company.

2.9          Compliance with Legal Requirements.

(a)           Company has not been and is not in conflict with, or in default or violation of (i) any Legal Requirement, order, judgment or decree applicable to Company or by which its properties is bound or affected, or (ii) any Contract to which Company is a party or by which Company or any of its properties is bound or affected, except for any immaterial conflicts, defaults or violations. No investigation or review by any Governmental Body is pending against Company, or to the knowledge of Company, threatened against Company, nor has any Governmental Body indicated to Company in writing an intention to conduct the same.

(b)           Company holds all permits, licenses, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of Company (collectively, the “Company Permits”). Company is in compliance in all material respects with the terms of the Company Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened, which seeks to revoke or limit any Company Permit. A true, complete and correct list of the Company Permits is set forth in Part 2.9(b) of the Company Disclosure Schedule. The rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Company immediately prior to the Effective Time. Company has provided Parent all Company Permits and correspondence from the FDA or other comparable Governmental Body.

(c)           To the knowledge of Company, Company and Persons acting in concert with and on behalf of Company:

(i)           have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)          have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d)           Neither Company, nor (to the knowledge of Company) any Representative of any of Company with respect to any matter relating to Company, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

(e)           No product or product candidate manufactured, tested, distributed, held or marketed by or on behalf of Company has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). At no time has Company received written notice that any Governmental Body or institutional review board or comparable body has commenced, or threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate; the imposition of material sales, marketing or production restriction on any such product or product candidate; or the suspension, termination or other restriction of preclinical or clinical research with respect to any such product candidate by or on behalf of Company, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. Company has, prior to the execution of this Agreement, provided or made available to Parent all information about serious adverse drug experiences obtained or otherwise received by Company from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held or marketed by Company or any of their licensees in the possession of Company (or to which any of them has access), except for any adverse drug experiences that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(f)           Neither Company, nor to the knowledge of Company, Persons acting in concert with or on behalf of Company or any officers, employees or agents of the same, has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of Company made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Body to invoke any similar policy.

(g)          All pre-clinical and clinical studies relating to product or product candidates, conducted by or on behalf of Company have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies; provided, however, that the foregoing representation and warranty is made only to Company’s knowledge with respect to clinical and pre-clinical studies conducted by any third party on behalf of Company.

(h)          Company has filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

2.10        Legal Proceedings; Orders.

(a)          Except as set forth in Part 2.10(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the knowledge of Company) no Person has threatened to commence any Legal Proceeding: (i) that involves Company, any business of Company or any of the assets owned, leased or used by Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. None of the Legal Proceedings identified in Part 2.10(a) of the Company Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect. To the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 2.10(a).

(b)          There is no Order to which Company, or any of the assets owned or used by Company, is subject. To the knowledge of Company, no officer or other key employee of Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Company.

2.11        Brokers’ And Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

2.12        Employee Benefit Plans.

(a)           Part 2.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association”, under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Company or any ERISA Affiliate of Company, (collectively, the “Company Employee Plans”). Neither Company nor, to the knowledge of Company, any other person or entity, has made any commitment to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements. There are no loans by Company to any of its officers, employees, contractors or directors outstanding on the date hereof, except pursuant to loans under any Company Employee Plan intended to qualify under Section 401(k) of the Code, and there have never been any loans by Company subject to Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

(b)           Company has made available to Parent true and complete copies of each of the Company Employee Plans and all material related plan documents, including trust documents, group annuity contracts, plan amendments, Insurance Policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Company Employee Plan that is subject to ERISA reporting requirements, Company has made available in a data room for review by Parent copies of the Form 5500 reports filed for the last three (3) plan years. Company has made available in a data room for review by Parent the most recent Internal Revenue Service determination, advisory, notification or opinion letter (a “Determination Letter”) issued with respect to each such Company Employee Plan, as applicable, and to Company’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a). Company has made available in a data room for review by Parent all filings made by Company or any ERISA Affiliate of Company with any Governmental Body with respect to any Company Employee Plan to the extent relevant to any ongoing obligation or liability of Company, including any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(c)           Each Company Employee Plan is being, and has been, administered substantially in accordance with its terms and in material compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code). Company and each ERISA Affiliate are not in material default under or material violation of, and have no knowledge of any material default or material violation by any other party to, any of the Company Employee Plans. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable Determination Letter as to its qualified status under the Code, including all currently effective amendments to the Code, and the corresponding related exemption of its trust from United States federal income taxation under Section 501(a) of the Code, if applicable, or has applied to the Internal Revenue Service for such favorable Determination Letter within the remedial amendment period under Section 401(b) of the Code. None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person. Company has not engaged in, or participated in, any transaction which would be considered a non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and to Company’s knowledge, no other third-party fiduciary and/or party-in-interest has engaged in any such “prohibited transaction” with respect to any Company Employee Plan. Neither Company nor any ERISA Affiliate of Company is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plan. All contributions required to be made by Company or any ERISA Affiliate of Company to any Company Employee Plan have been timely paid or accrued on the Company Balance Sheet, if required under GAAP. With respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred. Each Company Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct in all material respects as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding or action has been brought, or to the knowledge of Company is overtly threatened in communication with Company, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans). There has been no amendment to, or written interpretation or announcement by Company or any ERISA Affiliate of Company regarding any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that plan for the fiscal year ended September 30, 2018. None of the assets of Company or any ERISA Affiliate of Company is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(n) of the Code. All contributions and payments to the Company Employee Plans are deductible under Section 162 or 404 of the Code. No assets of any Company Employee Plan are subject to a material amount of Tax as unrelated business taxable income under Section 511 of the Code, and no excise Tax could be imposed upon Company under Chapter 43 of the Code. With respect to the Company Employee Plans, no event has occurred and, to the knowledge of Company, there exists no condition or set of circumstances in connection with which Company would reasonably expect to be subject to any material liability (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Company Employee Plans, ERISA, the Code or any other applicable Legal Requirement.

(d)           Neither Company nor any ERISA Affiliate of Company has ever maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither Company nor any ERISA Affiliate of Company has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e)           Neither Company nor any ERISA Affiliate of Company has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that is governed by ERISA and that provides benefits to employees (including any such plan pursuant to which a stop loss policy or contract applies).

(f)            With respect to each Company Employee Plan, Company is in material compliance with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state Legal Requirement governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998. Company has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Legal Requirement governing health care coverage extension or continuation.

(g)           Each Company Employee Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in good faith compliance with, or is otherwise exempt from, Section 409A of the Code. No outstanding stock right (as defined in Treasury Regulation 1.409A-1(l)) has been granted to any active, retired or former employees, directors or consultants that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of Company in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted since the date of Company’s incorporation, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation payable by Company or any ERISA Affiliate of Company will be or has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code that would be subject to the excise and penalty taxes arising thereunder.

(h)           Other than as specifically contemplated by this Agreement or as otherwise required under applicable Legal Requirements, the consummation of the Merger will not (i) entitle any current or former employee or other service provider of Company or any ERISA Affiliate of Company to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Company Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of the Company Employee Plans. No benefit payable or that may become payable by Company pursuant to any Company Employee Plan in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent or Surviving Corporation other than ordinary administration expenses typically incurred in a termination event.

(i)            Company is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any material amount that would be subject to the deductibility limits of Section 404 of the Code.

(j)            Company does not sponsor, contribute to or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non–resident aliens with no United States source income outside of the United States.

(k)           With respect to each Company Employee Plan that is an “employee welfare benefit plan” within the meaning of Section 3(2) of ERISA, other than any health care reimbursement plan under Section 125 of the Code, all claims incurred (including claims incurred but not reported) by employees, former employees and their dependents thereunder for which Company is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability or accrued for on Company Financials for the fiscal year ended September 30, 2018.

2.13        Title to Assets; Condition Of Equipment.

(a)           Company owns, and has good, valid and marketable title to, all tangible assets purported to be owned by it, including: (x) all assets reflected on the Company Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Balance Sheet); and (y) all other assets reflected in the books and records of Company as being owned by Company. All of said assets are owned by Company free and clear of any Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Company, and (iii) liens described in Part 2.13(a) of the Company Disclosure Schedule. Company is the lessee of, and holds valid leasehold interests in, all assets purported to have been leased by it, including: (A) all assets reflected as leased on the Company Balance Sheet; and (B) all other assets reflected in the books and records of Company as being leased to Company, and Company enjoy undisturbed possession of such leased assets.

(b)           All material items of equipment and other tangible assets owned by or leased to Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of Company in the manner in which such businesses are currently being conducted immediately prior to the Effective Time. Company does not own and has never owned any real property or any interest in real property. Part 2.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leases to which Company is a party.

2.14        Environmental Matters.

(a)           No underground storage tanks and no amount of any substance that has been designated by any Governmental Body or by applicable federal, state or local Legal Requirement, to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, polychlorinated biphenyls, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a “Hazardous Material”), but excluding office and janitorial supplies, are present, as a result of the deliberate actions of Company, or, to Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company currently or, to the knowledge of Company, formerly owned, operated, occupied or leased.

(b)           Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials, under circumstances reasonably expected to give rise to any material liability or obligation under any environmental Legal Requirement in violation of any Legal Requirement in effect on or before the date hereof, and Company has not disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, “Hazardous Material Activities”) in violation of any Legal Requirement promulgated by any Governmental Body in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)           Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of Company’s Hazardous Material Activities and other businesses of Company as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Company Material Adverse Effect.

(d)           No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Material Activity of Company. Company has received no written notice of, and there is no legal action pending, or to the knowledge of Company, threatened against Company which could involve Company in any environmental litigation or impose upon Company any environmental liability.

2.15        Labor Matters.

(a)           Part 2.15(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all current employees of Company along with their position, hire date, the current and prior year actual compensation and annual rate of compensation (including base salary and the target amount of any bonuses to which such employee may be eligible). To Company’s knowledge, no key employee or group of employees has threatened to terminate employment with Company or has plans to terminate such employment.

(b)           Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To Company’s knowledge, there has not been within the past three (3) years through the date hereof, nor is there pending on the date hereof (i) any strike, slowdown, picketing or work stoppage against Company by or with respect to any current employees of Company or former employees of Company or, or (ii) any organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization against Company seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any current employees of Company or to compel Company to bargain with any such labor union, workers’ council or labor organization.

(c)           Company is not a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; (ii) agreement with any current or former employee of Company providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

(d)           No employee of Company is in breach of any contact which imposes a restriction on the right or ability of such employee from (A) competing with any other Person; (B) developing, selling, supplying, distributing, offering, supporting or servicing any product or any technology or other asset to or for any other Person; (C) performing services for any other Person; or (D) transacting business with any other Person.

2.16        Company Contracts.

(a)           Except as set forth in Part 2.16 of the Company Disclosure Schedule, Company is not a party to and is not bound by:

(i)           any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) Company or any of its ERISA Affiliates; and (ii) any active, retired or former employees, directors or consultants of Company or any of their ERISA Affiliates, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements or, in the case of consulting agreements, following the notice period required in the Contract) without any obligation on the part of Company or any of their ERISA Affiliates to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by Company under applicable foreign Legal Requirements;

(ii)         any Contract identified or required to be identified in Part 2.8(b), Part 2.8(c) or Part 2.13(b) of the Company Disclosure Schedule;

(iii)        any Contract with any distributor, reseller or sales representative;

(iv)         any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Company in relation to the manufacture of Company’s products or product candidates;

(v)          any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi)         any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Company and any of its officers or directors;

(vii)          any Contract imposing any material restriction on the right or ability of Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person;

(viii)         any agreement, Contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(ix)           any Contract currently in effect or in effect at any time within the past five (5) years involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests or pursuant to which Company has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations;

(x)            any Contract, mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit;

(xi)           any joint marketing or development agreement;

(xii)          any Contract that would reasonably be expected to have a material effect on the ability of Parent to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement;

(xiii)         any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of Company;

(xiv)         any Contract relating to collective bargaining;

(xv)          any Contract that requires a consent to or otherwise contains a provision relating to a “change of control;” or

(xvi)         any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 in the aggregate, other than any arrangement or agreement expressly contemplated or provided for under this Agreement.

(b)          Company has made available to Parent an accurate and complete copy of each Contract listed or required to be listed in Part 2.16 of the Company Disclosure Schedule (any such Contract, a “Company Contract”). Neither Company, nor to Company’s knowledge any other party to a Company Contract, has breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts. To the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default in any material respect under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract. Each Company Contract is valid, binding, enforceable and in full force and effect except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

2.17       Books And Records. The minute books of Company made available to Parent or counsel for Parent are the only minute books of Company and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Company. The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Company and have been maintained in accordance with good business and bookkeeping practices.

2.18       Insurance.

(a)            Part 2.18(a) of the Company Disclosure Schedule sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies, bond and surety arrangements and director and officer insurance) (the “Insurance Policies”) to which Company is a party. To Company’s knowledge, such Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as Company would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Parent.

(b)            There are no material claims pending as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and Company has not been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has Company received written notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated (which has not been remedied); or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.19       Accounts Receivable. All accounts receivable of Company reflected on the Company Balance Sheet are valid, current and collectible (within thirty (30) days after the date on which it first became due and payable) without any counterclaim or set off. All accounts receivable of Company that have arisen since the Company Balance Sheet Date are valid, current and collectible (within thirty (30) days after the date on which it first became due and payable), without any counterclaim or set off.

2.20        Suppliers; Effect Of Transaction.

(a)           Part 2.20(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each supplier that supplies any significant product or service to Company. Since the Company Balance Sheet Date, there has not been: (i) any materially adverse change in the business relationship of Company with any supplier listed or required to be listed in Part 2.20(a) of the Company Disclosure Schedule; or (ii) any change in any material term (including credit terms) of the sales agreements or related agreements with any such supplier.

(b)           No creditor, supplier, employee, client, customer or other Person having a business relationship with Company has informed Company that such Person intends to materially change its relationship with Company because of the transactions contemplated by this Agreement or otherwise.

2.21        Government Contracts. Company has not been suspended or debarred from bidding on contracts with any Governmental Body, and no such suspension or debarment has been initiated or threatened. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of Company or Parent (assuming that no such suspension or debarment will result solely from the identity of Parent).

2.22        Interested Party Transactions. Except as set forth on Part 2.12(a) of the Company Disclosure Schedule, no event has occurred during the past three (3) years that would be required to be reported by Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if Company were required to report such information in periodic reports pursuant to the Exchange Act.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to Company as follows (it being understood that each representation and warranty contained in this ARTICLE 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this ARTICLE 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Parent Disclosure Schedule by reference to another part or subpart of the Parent Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty or set forth in any part of the Parent SEC Documents to the extent it is incorporated by reference in the Parent Disclosure Schedule):

3.1          Organization and Qualification.

(a)            Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. None of the Acquiring Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)            Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Parent and Merger Sub have all necessary corporate power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound.

(c)            Each of Parent and Merger Sub (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect.

(d)            The copies of the certificate of incorporation and bylaws of Parent which are incorporated by reference as exhibits to Parent’s Annual Report on Form 10-K for the year ended September 30, 2018 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

3.2          Capital Structure.

(a)            The authorized capital stock of Parent consists of 180,000,000 shares of Parent Common Stock, par value, $0.0001, of which 56,466,428 shares are issued and outstanding as of the close of business on the day prior to the date hereof, 15,000,000 shares of preferred stock, $0.0001 par value per share, of which 5,583,336 shares have been issued and subsequently converted and cancelled, and 9,416,664 shares remain available for issue (“Parent Preferred Stock”), of which no shares are issued and outstanding as of the close of business on the day prior to the date hereof. No shares of capital stock are held in Parent’s treasury. All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

(b)            As of the date of this Agreement, Parent had reserved an aggregate of 5,833,334 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Parent Stock Option Plans, under which (i) options were outstanding for an aggregate of 3,132,500 shares, and no shares of Parent Common Stock, net of exercises, were reserved for issuance to holders of warrants to purchase Parent Common Stock upon their exercise. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 3.2(b) of the Parent Disclosure Schedule lists each outstanding Parent Option and Parent Warrant, the name of the holder of such Parent Option or Parent Warrant, the number of shares subject to such Parent Option or Parent Warrant, the exercise price of such Parent Option or Parent Warrant, and the termination date of such Parent Option or Parent Warrant and whether the exercisability of such Parent Option or Parent Warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, indicating the extent of acceleration, if any.

(c)            The shares of Parent Common Stock issuable as Merger Consideration, upon issuance on the terms and conditions contemplated in this Agreement, would be duly authorized, validly issued, fully paid and non-assessable.

(d)            Except as set forth in Part 3.2(d) of the Parent Disclosure Schedule: (i) none of the outstanding shares of Parent Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Capital Stock are subject to any right of first refusal in favor of Parent; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquiring Companies having a right to vote on any matters on which the Parent Stockholders have a right to vote; (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Capital Stock. None of the Acquiring Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Capital Stock or other securities.

3.3          Authority; Non-Contravention; Approvals.

(a)            Parent has the requisite corporate power and authority to enter into this Agreement and, subject to Parent Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to Parent Stockholder Approval, to adoption of this Agreement by Parent as sole stockholder of Merger Sub immediately following the execution hereof, and the filing and recordation of the Certificate of Merger pursuant to the DGCL. The affirmative vote of the holders of a majority in voting power of the outstanding shares of Parent Common Stock outstanding on the applicable record date (“Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent Capital Stock necessary to adopt or approve the Parent Stockholder Approval Matters. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

(b)            Parent’s board of directors, by resolutions duly adopted by unanimous vote at a meeting of all directors of Parent duly called and held and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Merger, and determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to, and in the best interests of Parent and its stockholders, and (ii) resolved to recommend that the Parent Stockholders approve the Parent Stockholder Approval Matters and directed that such matters be submitted for consideration of the Parent Stockholders at the Parent Stockholders’ Meeting. The board of directors of Merger Sub has approved and declared advisable this Agreement and the Merger and submitted this Agreement to Parent, as its sole stockholder for adoption thereby. Immediately following the execution of this Agreement, Parent in its capacity as the sole stockholder of Merger Sub, shall execute a written consent adopting this Agreement.

(c)            The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent or Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) subject to obtaining Parent Stockholder Approval and compliance with the requirements set forth in Section 3.3(d) below, conflict with or violate any Legal Requirement, order, judgment or decree applicable to Parent or Merger Sub or by which their respective properties are bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, or (iii) require an Acquiring Company to make any filing with or give any notice to or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound or affected (except, for purposes of this clause (iii), in the case of any Contract that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Merger).

(d)            No material consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the SEC of any outstanding periodic reports due under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) the filing of Current Reports on Form 8-K with the SEC within four (4) Business Days after the execution of this Agreement and the Closing Date, (v) the filing of the Parent Amended and Restated Charter with the Secretary of State of the State of Delaware in accordance with Section 5.15, and (vi) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”) or other applicable national or over-the-counter market.

3.4          Anti-Takeover Statutes Not Applicable. The board of directors of Parent has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement. The board of directors of Parent has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby Section 203 of the DGCL.

3.5          SEC Filings; Parent Financial Statements; No Undisclosed Liabilities.

(a)            All Parent SEC Documents have been timely filed and, as of the time a Parent SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time each such Parent certification or statement was filed with or furnished to the SEC. As used in this Section 3.5, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)           Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Parent required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports.

(c)            The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (the “Parent Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby.

(d)            Except as disclosed in the Parent Financials, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Parent Financials, (ii) incurred in connection with the transactions contemplated in this Agreement, (iii) disclosed in Part 3.5(d) of the Parent Disclosure Schedule, (iv) set forth in any Parent Contract, or (v) incurred since September 30, 2018 in the ordinary course of business.

3.6          Absence Of Certain Changes Or Events. Since September 30, 2018, there has been no Parent Material Adverse Effect, except as disclosed in the Parent SEC Documents. Since September 30, 2018, each of Parent and Merger Sub has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event, including any damage to, destruction or loss of any asset of Parent or Merger Sub (whether or not covered by insurance), constituting or that would reasonably be expected to have a Parent Material Adverse Effect, (b) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the notes to the Parent SEC Documents, (c) any revaluation by Parent of any of its assets having a Parent Material Adverse Effect, or writing off notes or accounts receivable other than in the ordinary course of business, or (d) any other action, event or occurrence that would have required the consent of Company pursuant to Section 4.2 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.7          Taxes.

(a)           Each of the income and other material Tax Returns that any Acquiring Company was required to file under applicable Legal Requirements: (i) has been filed and (ii) is true and complete in all material respects. All material Taxes due and payable by Parent or its Subsidiaries have been paid, except to the extent such amounts are being contested in good faith by Parent or are properly reserved for on the books or records of Parent and its Subsidiaries. Except as set forth in Part 3.7(a) of the Parent Disclosure Schedule, no extension of time with respect to any date on which a Tax Return was required to be filed by an Acquiring Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquiring Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquiring Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of an Acquiring Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP. No material deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Parent or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the Parent SEC Documents.

(b)           All material Taxes that an Acquiring Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly paid to the proper Governmental Body.

(c)           The unpaid Taxes of the Acquiring Companies (i) did not, as of September 30, 2018, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the balance sheet of such date contained in the Parent Financials, and (ii) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquiring Companies in filing their Tax Returns. Since inception, the Acquiring Companies have not incurred any liability for Taxes outside of the ordinary course of business or otherwise inconsistent with past custom or practice.

(d)           No Acquiring Company will be required to include any material item of income in, or exclude any material item of deduction or credit from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), or (vi) election under Section 108(i) of the Code.

(e)           No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquiring Company with any taxing authority or issued by any taxing authority to an Acquiring Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquiring Company that are, or if issued would be, binding on any Acquiring Company.

(f)            Except as set forth in Part 3.7(f) of the Parent Disclosure Schedule, no Acquiring Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). No Acquiring Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(g)           No Acquiring Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax Return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Company).

(h)           Other than the Subsidiaries identified in Part 3.1(a) of the Parent Disclosure Schedule, Parent does not have any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for United States federal income tax purposes. Each Acquiring Company is and always has been a corporation taxable under subchapter C of the Code for United States federal income tax purposes, and has had comparable status under the Legal Requirements of any state, local or non-U.S. jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. None of the Acquiring Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(i)           No Acquiring Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Parent has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(j)           Each Acquiring Company is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(k)          No Acquiring Company has a permanent establishment, as defined in any applicable Tax treaty, in a country other than the country in which it is organized.

(l)           No Acquiring Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m)         No Acquiring Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code. To Parent’s knowledge, there is no agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

3.8          Intellectual Property.

(a)

(i)             Part 3.8(a)(i) of the Parent Disclosure Schedule lists all of the Patent Rights and all Trademark Rights owned solely by any Acquiring Company as of the date hereof, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number and prosecution history or subsequent registration activity thereof.

(ii)            Part 3.8(a)(ii) of the Parent Disclosure Schedule lists, as of the date hereof, all of the Patent Rights and all Trademark Rights in which any Acquiring Company has any co-ownership interest, other than those owned solely by an Acquiring Company, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number and prosecution history or subsequent registration activity thereof.

(iii)           Part 3.8(a)(iii) of the Parent Disclosure Schedule lists all of the third-party Patent Rights and Trademark Rights in which an Acquiring Company has any exclusive right, title or interest, other than those owned solely or co-owned by an Acquiring Company.

(iv)           Part 3.8(a)(iv) of the Parent Disclosure Schedule sets forth and describes each filing, payment and action that must be made or taken on or before the date that is 180 days after the date of this Agreement in order to maintain each the Patent Rights and Trademark Rights set forth in Part 3.8(a)(i), Part 3.8(a)(ii) and Part 3.8(a)(iii) of the Parent Disclosure Schedule.

(b)           Part 3.8(b) of the Parent Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which any third party has licensed, granted or conveyed to any Acquiring Company any right, title or interest in or to any Company IP Rights other than “shrink wrap” or “click through” license agreements accompanying widely available computer software that has not been modified or customized for an Acquiring Company. To Parent’s knowledge, there are no breaches or defaults of, nor has Parent received written notice of any disputes or threatened disputes concerning, any of such Contracts.

(c)           Part 3.8(c) of the Parent Disclosure Schedule lists all Parent Out Licenses. To Parent’s knowledge, there are no breaches or defaults of, nor has Parent received written notice of any disputes or threatened disputes concerning, any of such Contracts.

(d)           The Acquiring Companies own, co-own or otherwise possess legally enforceable rights in and to all Parent IP Rights, free and clear of all Encumbrance. To the knowledge of Parent, the Parent IP Rights that are owned or co-owned by an Acquiring Company or exclusively licensed to an Acquiring Company (collectively, “Parent Owned IP Rights”) are valid and enforceable except where any failure to own or have the right to use, or the right to bring actions, would not constitute a Parent Material Adverse Effect. No third party is overtly challenging in writing the right, title or interest of an Acquiring Company in, to or under the Parent Owned IP Rights, or the validity, enforceability or claim construction of any Patent Rights owned or co-owned or exclusively licensed to an Acquiring Company, and there is no opposition, cancellation, proceeding, objection or claim pending with regard to any Parent Owned IP Rights and the Parent Owned IP Rights are not subject to any outstanding order, judgment, decree or agreement materially and adversely affecting the Acquiring Companies’ use thereof or their rights thereto. To the knowledge of Parent, no valid basis exists for any of the foregoing challenges or claims. No act has been done or omitted to be done by the Acquiring Companies, which has, had or could have the effect of dedicating to the public, or entitling any third party to cancel, forfeit, modify or consider abandoned, any Parent IP Rights that are owned or co-owned by an Acquiring Company, or, except with respect to Contracts listed in Part 3.8(c) of the Parent Disclosure Schedule, give any Person any ownership or license rights with respect thereto. All necessary registration, maintenance and renewal fees in respect of the Parent Owned IP Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such Parent Owned IP Rights.

(e)           Each Acquiring Company has taken all reasonable measures to protect and maintain the confidentiality of the Trade Secrets included in the Parent Owned IP Rights. The Acquiring Companies have not divulged, furnished to or made accessible any of their Trade Secrets to any Person except pursuant to an enforceable written agreement to maintain the confidentiality of such Trade Secrets or in connection with the filing of an application to obtain patent protection for the embodiment of such Trade Secret, and the Acquiring Companies otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets. All current and former officers and employees of, and consultants and independent contractors to, each Acquiring Company who have contributed to the creation or development of any Parent IP Rights owned or co-owned by an Acquiring Company have assigned all of their respective ownership rights in such IP Rights to such Acquiring Company, and have executed and delivered to such Acquiring Company an agreement (containing no exceptions or exclusions from the scope of the coverage contained in such Acquiring Company’s applicable form agreement) regarding the assignment to such Acquiring Company, of any IP Rights arising from services performed for such Acquiring Company by such Persons, the current forms of which agreements have been made available in a data room or otherwise for review by Company or its advisors. To the knowledge of Parent, no current or former officers and employees of, or consultants or independent contractors to, any Acquiring Company have breached any material term of any such agreements.

(f)            To the knowledge of Parent, with respect to third party Patent Rights and Trademark Rights, none of the Acquiring Companies or any of their respective current activities or products violates or otherwise conflicts with, or has infringed, misappropriated or violated any IP Rights of any third party, and no Acquiring Company has received any written notice nor are any of them subject to any actual, or to the knowledge of Parent, threatened proceedings, claiming or alleging any of the foregoing.

(g)           To the knowledge of Parent, no Parent Owned IP Rights are being infringed, misappropriated or unlawfully used by any third party nor has a third party previously infringed, misappropriated or unlawfully used any such Parent Owned IP Rights.

(h)           Subject to Parent obtaining the required consents pursuant to Section 6.2(c), neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated by this Agreement will contravene, conflict with or result in the imposition of any additional limitation on the Acquiring Companies’ right, title or interest in or to any material Parent IP Rights.

(i)            To the knowledge of Parent, no funding, facilities, or personnel of any Governmental Body or any public or private university, college or other educational or research institution were used by any Acquiring Company to develop or create, in whole or in part, any Parent Owned IP Rights.

(j)            Each Acquiring Company is, and at all times since January 1, 2015 has been, in material compliance with all Legal Requirements regarding the protection, storage, use and disclosure of Personal Data collected by such Acquiring Company.

3.9          Compliance with Legal Requirements.

(a)           Neither Parent nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any Legal Requirement, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations which would not have a Parent Material Adverse Effect. No investigation or review by any Governmental Body is pending or threatened against Parent or its Subsidiaries, nor has any Governmental Body indicated to Parent in writing an intention to conduct the same.

(b)          Parent and its Subsidiaries hold all permits, licenses, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of Parent and its Subsidiaries taken as a whole (collectively, the “Parent Permits”). Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Parent, threatened, which seeks to revoke or limit any Parent Permit. A true, complete and correct list of the Parent Permits is set forth in Part 3.9(b) of the Parent Disclosure Schedule. The rights and benefits of each Parent Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Parent immediately prior to the Effective Time. Parent has provided Company all Parent Permits and correspondence from the FDA or other comparable Governmental Body.

(c)          To the knowledge of Parent, the Acquiring Companies and Persons acting in concert with and on behalf of Parent:

(i)             have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)            have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d)          None of the Acquiring Companies, and (to the knowledge of Parent) no Representative of any of the Acquiring Companies with respect to any matter relating to any of the Acquiring Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

(e)          Except as set forth on Part 3.9(e) of the Parent Disclosure Schedule, no product or product candidate manufactured, tested, distributed, held or marketed by or on behalf of any of the Acquiring Companies has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). At no time has any of the Acquiring Companies received written notice that any Governmental Body or institutional review board or comparable body has commenced, or threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate; the imposition of material sales, marketing or production restriction on any such product or product candidate; or the suspension, termination or other restriction of preclinical or clinical research with respect to any such product candidate by or on behalf of any of the Acquiring Companies, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. Parent has, prior to the execution of this Agreement, provided or made available to Company all information about serious adverse drug experiences obtained or otherwise received by any of the Acquiring Companies from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held or marketed by any of the Acquiring Companies or any of their licensees in the possession of any of the Acquiring Companies (or to which any of them has access), except for any adverse drug experiences that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(f)            None of the Acquiring Companies, or to the knowledge of Parent, Persons acting in concert with or on behalf of the Acquiring Companies or any officers, employees or agents of the same, has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any of the Acquiring Companies made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Body to invoke any similar policy.

(g)           All pre-clinical and clinical studies relating to product or product candidates, conducted by or on behalf of the Acquiring Companies have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies; provided, however, that the foregoing representation and warranty is made only to Parent’s knowledge with respect to clinical and pre-clinical studies conducted by any third party on behalf of the Acquiring Companies.

(h)           Each of the Acquiring Companies has filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

3.10        Legal Proceedings; Orders.

(a)           Except as set forth in Part 3.10(a) of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and (to the knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquiring Companies, any business of any of the Acquiring Companies or any of the assets owned, leased or used by any of the Acquiring Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. None of the Legal Proceedings identified in Part 3.10(a) of the Parent Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Parent Material Adverse Effect. To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.10(a).

(b)           There is no Order to which any of the Acquiring Companies, or any of the assets owned or used by any of the Acquiring Companies, is subject. To the knowledge of Parent, no officer or other key employee of any of the Acquiring Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquiring Companies.

3.11        Brokers’ And Finders’ Fees. Except as set forth in Part 3.11 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquiring Companies. Parent has furnished to Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of any Persons listed on Part 3.11 of the Company Disclosure Schedule.

3.12        Employee Benefit Plans.

(a)           Part 3.12(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Parent or any ERISA Affiliate of Parent (collectively, the “Parent Employee Plans”). Neither Parent nor, to the knowledge of Parent, any other person or entity, has made any commitment to modify, change or terminate any Parent Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements. There are no loans by Parent to any of its officers, employees, contractors or directors outstanding on the date hereof, except pursuant to loans under any Parent Employee Plan intended to qualify under Section 401(k) of the Code, and there have never been any loans by Parent subject to Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

(b)            Parent has made available to Company true and complete copies of each of the Parent Employee Plans and all material related plan documents, including trust documents, group annuity contracts, plan amendments, Insurance Policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Parent Employee Plan that is subject to ERISA reporting requirements, Parent has made available in a data room for review by Company copies of the Form 5500 reports filed for the last three (3) plan years. Parent has made available for review by Company the most recent Determination Letter issued with respect to each such Parent Employee Plan, and to Parent’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Parent Employee Plan subject to Code Section 401(a). Parent has made available in a data room for review by Company all filings made by Parent or any ERISA Affiliate of Parent with any Governmental Body with respect to any Parent Employee Plan to the extent relevant to any ongoing obligation or liability of Parent, including any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(c)            Each Parent Employee Plan is being, and has been, administered substantially in accordance with its terms and in material compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code). Parent and each ERISA Affiliate of Parent are not in material default under or material violation of, and have no knowledge of any material default or material violation by any other party to, any of the Parent Employee Plans. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable Determination Letter as to its qualified status under the Code, including all currently effective amendments to the Code, and the corresponding related exemption of its trust from United States federal income taxation under Section 501(a) of the Code, if applicable, or has applied to the Internal Revenue Service for such favorable Determination Letter within the remedial amendment period under Section 401(b) of the Code. None of the Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person. Parent has not engaged in, or participated in, any transaction which would be considered a non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and to Parent’s knowledge, no other third-party fiduciary and/or party-in-interest has engaged in any such “prohibited transaction” with respect to any Parent Employee Plan. Neither Parent nor any ERISA Affiliate of Parent is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Parent Employee Plan. All contributions required to be made by Parent or any ERISA Affiliate of Parent to any Parent Employee Plan have been timely paid or accrued on the most recent Parent Financials on file with the SEC, if required under GAAP. With respect to each Parent Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred. Each Parent Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct in all material respects as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Parent Employee Plan. No suit, administrative proceeding or action has been brought, or to the knowledge of Parent is overtly threatened in communication with Parent, against or with respect to any such Parent Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans). There has been no amendment to, or written interpretation or announcement by Parent or any ERISA Affiliate of Parent regarding any Parent Employee Plan that would materially increase the expense of maintaining such Parent Employee Plan above the level of expense incurred with respect to that plan for the fiscal year ended September 30, 2018. None of the assets of Parent or any ERISA Affiliate of Parent is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(n) of the Code. All contributions and payments to the Parent Employee Plans are deductible under Section 162 or 404 of the Code. No assets of any Parent Employee Plan are subject to a material amount of Tax as unrelated business taxable income under Section 511 of the Code, and no excise Tax could be imposed upon Parent under Chapter 43 of the Code. With respect to the Parent Employee Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent would reasonably expect to be subject to any material liability (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Parent Employee Plans, ERISA, the Code or any other applicable Legal Requirement.

(d)            Since October 1, 2013, neither Parent nor any ERISA Affiliate of Parent has maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither Parent nor any ERISA Affiliate of Parent has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e)            Neither Parent nor any ERISA Affiliate of Parent has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that is governed by ERISA and that provides benefits to employees (including any such plan pursuant to which a stop loss policy or contract applies).

(f)            With respect to each Parent Employee Plan, Parent is in material compliance with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder or any state Legal Requirement governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the HIPAA; and (iv) the applicable requirements of the Cancer Rights Act of 1998. Parent has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Legal Requirement governing health care coverage extension or continuation.

(g)           Each Parent Employee Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in good faith compliance with, or is otherwise exempt from, Section 409A of the Code. No outstanding stock right (as defined in Treasury Regulation 1.409A-1(l)) has been granted to any active, retired or former employees, directors or consultants that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of Parent in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after September 30, 2017, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation payable by Parent or any ERISA Affiliate of Parent will be or has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code that would be subject to the excise and penalty taxes arising thereunder.

(h)           Other than as specifically contemplated by this Agreement or as otherwise required under applicable Legal Requirements, the consummation of the Merger will not (i) entitle any current or former employee or other service provider of Parent or any ERISA Affiliate of Parent to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Parent Employee Plan), except as expressly provided in Part 3.12(h) of the Parent Disclosure Schedule; (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Parent Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Parent Employee Plans. No benefit payable or that may become payable by Parent pursuant to any Parent Employee Plan in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent other than ordinary administration expenses typically incurred in a termination event.

(i)            Parent is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any material amount that would be subject to the deductibility limits of Section 404 of the Code.

(j)            Parent does not sponsor, contribute to or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non–resident aliens with no United States source income outside of the United States.

(k)           With respect to each Parent Employee Plan that is an “employee welfare benefit plan” within the meaning of Section 3(2) of ERISA, other than any health care reimbursement plan under Section 125 of the Code, all claims incurred (including claims incurred but not reported) by employees, former employees and their dependents thereunder for which Parent is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with an HMO pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability or accrued for on the most recent Parent Financials on file with the SEC.

3.13        Title to Assets; Condition Of Equipment.

(a)           Parent owns, and has good, valid and marketable title to, all tangible assets purported to be owned by it, including: (x) all assets reflected on the Parent Financials (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Financials); and (y) all other assets reflected in the books and records of Parent as being owned by Parent. All of said assets are owned by Parent free and clear of any Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent, and (iii) liens described in Part 3.13(a) of the Parent Disclosure Schedule. Parent is the lessee of, and holds valid leasehold interests in, all assets purported to have been leased by it, including: (A) all assets reflected as leased on the Parent Financials; and (B) all other assets reflected in the books and records of Parent as being leased to Parent, and Parent enjoy undisturbed possession of such leased assets.

(b)           All material items of equipment and other tangible assets owned by or leased to Parent are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of Parent in the manner in which such businesses are currently being conducted immediately prior to the Effective Time. Since October 1, 2015, the Acquiring Companies do not own and have never owned any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.13(b) of the Parent Disclosure Schedule.

3.14        Environmental Matters.

(a)           No underground storage tanks and no amount of any substance that has been designated by any Governmental Body or by applicable federal, state or local Legal Requirement, to be a Hazardous Material, but excluding office and janitorial supplies, are present, as a result of the deliberate actions of Parent or Merger Sub, or, to Parent’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or Merger Sub currently or, to the knowledge of Parent, formerly owned, operated, occupied or leased.

(b)           Neither Parent nor Merger Sub has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials, under circumstances reasonably expected to give rise to any material liability or obligation under any environmental Legal Requirement in violation of any Legal Requirement in effect on or before the date hereof, and neither Parent nor Merger Sub has engaged in any Hazardous Material Activities in violation of any Legal Requirement promulgated by any Governmental Body in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)           Parent and Merger Sub currently hold all environmental approvals, permits, licenses, clearances and consents (the “Parent Environmental Permits”) necessary for the conduct of Parent’s and Merger Sub’s Hazardous Material Activities and other businesses of Parent and Merger Sub as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Parent Material Adverse Effect.

(d)           No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, threatened concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Material Activity of Parent or Merger Sub. Parent has received no written notice of, and there is no legal action pending, or to the knowledge of Parent, threatened against an Acquiring Company which could involve Parent or Merger Sub in any environmental litigation or impose upon Parent or Merger Sub in any environmental liability.

3.15        Labor Matters.

(a)           Part 3.15(a) of the Parent Disclosure Schedule sets forth a true, complete and correct list of all current employees of Parent and Merger Sub along with their position, hire date, the current and prior year actual compensation and annual rate of compensation (including base salary and the target amount of any bonuses to which such employee may be eligible). To Parent’s knowledge, no key employee or group of employees has threatened to terminate employment with Parent or has plans to terminate such employment.

(b)           Parent is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To Parent’s knowledge, there has not been within the past three (3) years through the date hereof, nor is there pending on the date hereof (i) any strike, slowdown, picketing or work stoppage against Parent or any of its Subsidiaries by or with respect to any current employees of Parent or any of its Subsidiaries or former employees of Parent or any of its Subsidiaries, or (ii) any organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization Parent or any of its Subsidiaries seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any current employees of Parent or any of its Subsidiaries or to compel Parent or any of its Subsidiaries to bargain with any such labor union, workers’ council or labor organization.

(c)           Except as set forth on Part 3.15(a) of the Parent Disclosure Schedule, neither Parent nor Merger Sub is a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; (ii) agreement with any current or former employee of Parent providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

(d)          No employee of the Parent or Merger Sub is in breach of any contact which imposes a restriction on the right or ability of such employee from (A) competing with any other Person; (B) developing, selling, supplying, distributing, offering, supporting or servicing any product or any technology or other asset to or for any other Person; (C) performing services for any other Person; or (D) transacting business with any other Person.

3.16        Parent Contracts.

(a)          Except as set forth in the most recent exhibit list on Parent’s Form 10-K for the year ended September 30, 2018 or Part 3.16 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or is bound by:

(i)             any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) any of the Acquiring Companies or any of their ERISA Affiliates; and (ii) any active, retired or former employees, directors or material consultants of any Acquiring Company or any of their ERISA Affiliates, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements or, in the case of consulting agreements, following the notice period required in the Contract) without any obligation on the part of any Acquiring Company or any of their ERISA Affiliates to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquiring Company under applicable foreign Legal Requirements;

(ii)            any Contract identified or required to be identified in Part 3.8(b), Part 3.8(c) or Part 3.13(b) of the Parent Disclosure Schedule;

(iii)           any Contract with any distributor, reseller or sales representative;

(iv)           any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Parent in relation to the manufacture of Parent’s products or product candidates;

(v)            any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi)           any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Parent or any of its Subsidiaries and any of its officers or directors;

(vii)          any Contract imposing any restriction on the right or ability of any Acquiring Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person;

(viii)         any agreement, Contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(ix)           any Contract currently in effect or in effect at any time within the past five (5) years involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests or pursuant to which any Acquiring Company has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations;

(x)            any Contract, mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit;

(xi)           any joint marketing or development agreement;

(xii)          any Contract that would reasonably be expected to have a material effect on the ability of any Acquiring Company to perform any of its obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement;

(xiii)         any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Company;

(xiv)         any Contract relating to collective bargaining;

(xv)          any Contract that requires a consent to or otherwise contains a provision relating to a “change of control;”

(xvi)         any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 in the aggregate; or

(xvii)        any Contract that does not allow Parent or Subsidiary to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of $100,000 in the aggregate.

(b)           Parent has delivered to Company an accurate and complete copy of each Contract listed or required to be listed in Part 3.16 of the Parent Disclosure Schedule (any such Contract, including any Contract that would be listed in Part 3.16 but for its inclusion in the most recent exhibit list of Parent’s Form 10-K for the year ended September 30, 2018, a “Parent Contract”). Neither Parent nor any of its Subsidiaries, nor to Parent’s knowledge any other party to a Parent Contract, has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Parent Contracts. To the knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Parent Contract; (ii) give any Person the right to declare a default in any material respect under any Parent Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Parent Contract; (iv) give any Person the right to accelerate the maturity or performance of any Parent Contract; or (v) give any Person the right to cancel, terminate or modify any Parent Contract. Each Parent Contract is valid, binding, enforceable and in full force and effect except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

3.17        Books And Records. The minute books of Parent and its Subsidiaries made available to Company or counsel for Company are the only minute books of Parent and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since October 1, 2014. The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Company and have been maintained in accordance with good business and bookkeeping practices.

3.18        Insurance.

(a)            Part 3.18(a) of the Parent Disclosure Schedule sets forth each Insurance Policy to which any Acquiring Company is a party. Such Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquiring Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and each Acquiring Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Company.

(b)            There are no material claims pending as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and no Acquiring Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquiring Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated (which has not been remedied); or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

3.19        Interested Party Transactions. Except as set forth in the Parent SEC Documents, no event has occurred during the past three (3) years that would be required to be reported by Parent as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.

3.20        Opinion of Financial Advisor. The board of directors of Parent has received an opinion of Roth Capital Partners LLC, financial advisor to Parent, dated the date of this Agreement, to the effect that the consideration to be paid is fair to Parent from a financial point of view. Parent will furnish an accurate and complete copy of said opinion to Company for informational purposes only promptly after the date hereof.

3.21        Shell Company Status. Parent is not an issuer identified in Rule 144(i)(1)(i) of the Securities Act.

3.22        Accounts Receivable. All accounts receivable of Parent reflected on the most recent Parent Financials on file with the SEC are valid, current and collectible (within thirty (30) days after the date on which it first became due and payable) without any counterclaim or set off. All accounts receivable of Company that have arisen since the date of the most recent Parent Financials on file with the SEC are valid, current and collectible (within thirty (30) days after the date on which it first became due and payable), without any counterclaim or set off.

3.23        Suppliers; Effect Of Transaction.

(a)           Part 3.23(a) of the Parent Disclosure Schedule sets forth a true, complete and correct list of each supplier that supplies any significant product or service to any Acquiring Company. Since September 30, 2018, there has not been: (i) any materially adverse change in the business relationship of any Acquiring Company with any supplier listed or required to be listed in Part 3.23(a) of the Parent Disclosure Schedule; or (ii) any change in any material term (including credit terms) of the sales agreements or related agreements with any such supplier.

(b)           No creditor, supplier, employee, client, customer or other Person having a business relationship with any Acquiring Company has informed any Acquiring Company that such Person intends to materially change its relationship with Parent or Merger Sub because of the transactions contemplated by this Agreement or otherwise.

3.24        Government Contracts. Parent has not been suspended or debarred from bidding on contracts with any Governmental Body, and no such suspension or debarment has been initiated or threatened. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of Company or Parent (assuming that no such suspension or debarment will result solely from the identity of Parent).

ARTICLE 4

CONDUCT OF BUSINESS PENDING THE MERGER

4.1          Conduct of Company Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the “Pre-Closing Period”), Company agrees, except to the extent that Parent consents in writing and except to the extent as necessary to effect the transactions contemplated by the Company Stockholder Matters, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement, without obtaining the written consent of Parent, Company will not do any of the following:

(a)           amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, except to effectuate a forward stock split of the Company Common Stock;

(b)           issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants or convertible notes, as the case may be, which options, warrants, convertible notes or rights, as the case may be, are outstanding on the date hereof or pursuant to the Convertible Notes Conversion);

(c)           redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (other than pursuant a repurchase right in favor of Company with respect to unvested shares at no more than cost);

(d)           incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice; and (ii) dispositions of obsolete or worthless assets);

(e)           accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under the Company Warrant, any Company Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(f)            (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire any of its securities, or propose to do any of the foregoing;

(g)           sell, assign, transfer, license, sublicense or otherwise dispose of any Company IP Rights (other than pursuant to non-exclusive licenses in the ordinary course of business consistent with past practice);

(h)           (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) enter into or amend any material terms of any Company Contract or grant any release or relinquishment of any material rights under any Company Contract; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(h)(i) through (iii);

(i)            forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j)            increase the compensation payable or to become payable to its directors, officers, employees or consultants or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis), employee or consultant, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee, except for contributions required by Legal Requirements, bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the transactions contemplated by this Agreement;

(k)           take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(l)            make or change any material tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax, settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet, or amend any material Tax Returns or file claims for material Tax refunds;

(m)          pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Company, or incurred in the ordinary course of business and consistent with past practice;

(n)           enter into any material partnership arrangements, joint development agreements or strategic alliances;

(o)           initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except in connection with this Agreement);

(p)           make any material expenditure outside of the ordinary course of business or that is inconsistent with past practices (provided that nothing herein shall prevent Company from making payments on expenses incurred prior to the date of this Agreement); and

(q)           take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (p) above, or any action which would make any of the representations or warranties of such Party contained in this Agreement untrue or incorrect or prevent such Party from performing or cause such Party not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company’s operations prior to the Effective Time, (ii) prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, and (iii) notwithstanding anything contrary set forth in this Agreement, no consent of Parent will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements.

The Parties further acknowledge and agree that nothing contained in this Agreement shall prohibit or restrict Company from taking any action necessary or appropriate (including marketing efforts) in accordance with applicable securities laws and in accordance with the terms and conditions hereof, to authorize, issue or sell not less than $4,000,000 of equity securities (including securities convertible, exercisable or exchangeable into such equity securities) of Company prior to the Effective Time (the “Additional Company Funding”), provided that the securities of Company issued in any such Additional Company Funding shall be included in the calculation of the Exchange Ratio. Parent will, subject to the terms and conditions hereof, take all commercially reasonable efforts in order to cooperate with the issuance of debt or equity securities in accordance with this paragraph. The Parties further acknowledge that, subject to the terms and conditions hereof, (A) Company may issue or sell up to an aggregate of $4,000,000 in Additional Company Funding without the consent of Parent and (B) Company may issue or sell more than $4,000,000 in Additional Company Funding with the written consent of Parent. Company and Parent acknowledge and agree that an Additional Company Funding is subject to the following terms and conditions: (i) the terms of any such Additional Company Funding shall be as approved by a majority of Company’s directors that are disinterested with respect to such Additional Company Funding (but in no event shall more than one disinterested director fail to approve such terms), in full compliance with their fiduciary duties; and (ii) all agreements relating to such Additional Company Funding shall, prior to their execution, be provided to Parent for review and Company shall, in good faith, consider any comments to such documents that Parent may have.

4.2          Conduct of Parent Business. During the Pre-Closing Period, Parent agrees, except to the extent that Company consents in writing, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement, without obtaining the written consent of Company, Parent will not, and will not permit its Subsidiaries to, do any of the following:

(a)            except for the Parent Amended and Restated Charter and to effectuate a reverse stock split of the Parent Common Stock, amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)            issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof);

(c)            redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Parent Capital Stock;

(d)            incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, and (ii) dispositions of obsolete or worthless assets);

(e)            accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, in each case, other than as set forth in Part 4.2(e) of the Parent Disclosure Schedule;

(f)            (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(g)           sell, assign, transfer, license, sublicense or otherwise dispose of any Parent IP Rights (other than pursuant to non-exclusive licenses in the ordinary course of business consistent with past practice);

(h)           (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) enter into or amend any material terms of any Parent Contract or grant any release or relinquishment of any material rights under any Parent Contract; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.2(h)(i) through (iii);

(i)            forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j)            increase the compensation payable or to become payable to its directors, officers, employees or consultants or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis), employee or consultant, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of its directors or officers;

(k)           take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(l)            make or change any material tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax, settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the most recent Parent Financials on file with the SEC, or amend any material Tax Returns or file claims for material Tax refunds;

(m)          pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Parent or Merger Sub, or incurred in the ordinary course of business and consistent with past practice;

(n)           enter into any material partnership arrangements, joint development agreements or strategic alliances;

(o)           initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except in connection with this Agreement) other than as set forth in Part 4.2(o) of the Parent Disclosure Schedule;

(p)            make any material expenditure outside of the ordinary course of business or that is inconsistent with past practices (provided that nothing herein shall prevent Parent from making payments on expenses incurred prior to the date of this Agreement);

(q)            take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (p) above, or any action which would make any of the representations or warranties of such Party contained in this Agreement untrue or incorrect or prevent such Party from performing or cause such Party not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied; and

(r)            take any action that would cause the representation in Section 3.21 to become inaccurate.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1          Registration Statement/Proxy Statement.

(a)            As promptly as practicable after the date of this Agreement, and in any event no later than forty-five (45) days following the date of this Agreement, Parent, with Company’s cooperation, will prepare and cause to be filed with the SEC a Registration Statement on Form S-4, including a proxy statement relating to the Parent Stockholders’ Meeting to be held in connection with the Parent Stockholder Approval Matters and other matters that may be mutually agreed upon between Parent and Company (such Form S-4 Registration Statement, together with any amendments thereof or supplements thereto, the “Proxy Statement”). Each of Parent and Company will use commercially reasonable efforts: (i) to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC; and (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff. Parent will cause the Proxy Statement to be furnished to the Parent Stockholders in accordance with applicable Legal Requirements. Each of Parent and Company will promptly furnish the other Party all information concerning such Party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If either Parent or Company becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then such Party: (i) will promptly inform the other Party thereof; (ii) will provide the other Party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to it being filed with the SEC; (iii) will provide the other Party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) will cooperate, if appropriate, in mailing such amendment or supplement to the Parent Stockholders.

(b)            Parent covenants and agrees that the Proxy Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the Parent Stockholders, at the time of the Parent Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Company specifically for inclusion therein.

(c)            Company shall reasonably cooperate with Parent and, within forty-five (45) days of the date of this Agreement, provide, and require its Representatives, advisors, accountants and attorneys to provide, Parent and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding Company that is required by law to be included in the Proxy Statement or reasonably requested from Company to be included in the Proxy Statement and all other filings required by the Securities Act or Exchange Act, including, but not limited to, audited and unaudited financial statements of Company and management discussion and analysis of Company’s financial condition. Without limiting the foregoing, Company will use commercially reasonable efforts to cause to be delivered to Parent a letter of Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Proxy Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Proxy Statement.

5.2          Company Written Consent.

(a)            As promptly as practicable after the date of this Agreement, and in any event no later than the second (2nd) Business Day after the Proxy Statement is submitted to the SEC, Company will solicit the written consent of its stockholders in lieu of a meeting pursuant to Section 228 of the DGCL (the “Company Written Consent”) for purposes of (i) adopting this Agreement and approving the Merger and, if required, the Financing, and all other transactions contemplated by this Agreement, (ii) acknowledging that the approval given thereby is irrevocable and that such Company Stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such Company Stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its Company Capital Stock under the DGCL, and (collectively, the “Company Stockholder Matters”). Such Company Written Consent shall be substantially the form of Exhibit G attached hereto Each of Parent and Company agree to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing Party or its counsel, may be required or appropriate for soliciting the approval of the Company Stockholder Matters. Company shall not distribute any information with respect to Parent or its Affiliates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

(b)            The board of directors of Company will recommend that its stockholders vote to approve the Company Stockholder Matters (such recommendation, the “Company Board Recommendation”). The board of directors of Company will communicate the Company Board Recommendation to the Company Stockholders. The Company Board Recommendation will not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent will be adopted or proposed.

5.3          Parent Stockholder Meeting.

(a)            Parent will take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholders’ Meeting”) to vote on (i) the issuance of shares of Parent Common Stock in the Merger, and (ii) the Parent Amended and Restated Charter (collectively, the “Parent Stockholder Approval Matters”). The Parent Stockholders’ Meeting will be held as promptly as practicable following the date on which the definitive Proxy Statement is mailed to the holders of Parent Common Stock; provided, however, notwithstanding anything to the contrary contained herein, Parent will have the absolute discretion to adjourn the Parent Stockholders’ Meeting without any consent requirement of Company for a period of sixty (60) days after the initial Parent Stockholders’ Meeting is held if necessary to obtain Parent Stockholder Approval. Parent will ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)            Subject to Section 5.3(c), (i) the board of directors of Parent will recommend that its stockholders vote to approve the Parent Stockholder Approval Matters (such recommendation, the “Parent Board Recommendation”); (ii) the Proxy Statement will include the Parent Board Recommendation; and (iii) the Parent Board Recommendation will not be withdrawn or modified in a manner adverse to Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to Company will be adopted or proposed.

(c)             Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the Parent Stockholder Approval Matters by the Parent Stockholder Approval, the Parent Board Recommendation may be withdrawn or modified (a “Parent Change in Recommendation”) if the board of directors of Parent concludes in good faith, after having taken into account the advice of Parent’s outside legal counsel and financial advisors, that (x) as a result of Parent’s receipt of an Acquisition Proposal that was not made in violation of Section 5.13 and that the board of directors of Parent has determined in good faith, after consultation with Parent’s legal and financial advisors, constitutes a Superior Offer, or (y) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Parent that occurs or arises after the date of this Agreement and that was neither known to Parent or its board of directors nor reasonably foreseeable as of the date of this Agreement (a “Parent Intervening Event”), the Parent Change in Recommendation is required in order for the board of directors of Parent to comply with its fiduciary obligations to the Parent Stockholders under applicable Legal Requirements; provided, however, that prior to Parent taking any action permitted under this Section 5.3(c), Parent shall provide Company with four (4) Business Days’ prior written notice advising Company that it intends to effect such Parent Change in Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of a Parent Acquisition Proposal, the information required by Section 5.13(b) and, in the case of a Parent Intervening Event, the material facts and circumstances related to the applicable Parent Intervening Event), and during such four (4) Business Day period, (i) Parent shall negotiate, and cause its Representatives to negotiate, with Company in good faith (to the extent Company wishes to negotiate) to enable Company to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Parent’s board of directors to effect such withdrawal or modification, and (ii) Parent shall consider in good faith any proposal by Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such Parent Change in Recommendation.

(d)            Nothing contained in this Section 5.3 or elsewhere in this Agreement shall prohibit Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012 of Regulation M-A promulgated under the Exchange Act or from otherwise making any disclosure to its stockholders that is required by applicable Legal Requirements or if the board of directors of Parent concludes in good faith, after consultation with its legal advisors, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. For the avoidance of doubt, in no event shall the issuance of a “stop, look and listen” statement (or other similar statement pursuant to any requirement of applicable Legal Requirements) constitute a Parent Change in Recommendation.

5.4          Access to Information; Confidentiality. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE 7, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such Party is subject, Company and Parent, and their directors, officers and agents, will each afford to the officers, employees, accountants, counsel and other Representatives of the other Party, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including, without limitation, Tax records) and, during such period, Company and Parent each will furnish promptly to the other all information concerning its business, properties and personnel as such other Party may reasonably request and financial, legal, accounting, tax and other data and information relating to the disclosing Party and its business as reasonably requested by the other Party and its Representatives, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals and advisors) for discussion of the other’s business, properties and personnel as either Party may reasonably request for the purposes of evaluating the Merger proposed hereby or any similar transaction or otherwise facilitating the due diligence investigation; provided, that each of Company and Parent reserves the right to withhold any information if access to such information could adversely affect the attorney-client privilege between it and its counsel. Without limiting the generality of the foregoing, during the Pre-Closing Period, Company and Parent will promptly provide the other Party with copies of: (a) all material operating and financial reports prepared by Company or Parent (or their respective Representatives), as applicable, for such Party’s senior management, including copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports; (b) any written materials or communications sent by or on behalf of such Party to its stockholders; (c) any material notice, document or other communication sent by or on behalf of any of such Party to any third party to any Company Contract or Parent Contract, as applicable, or sent to Company or Parent by any third party to any Company Contract or Parent Contract, as applicable, (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices); (d) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement; and (e) any material notice, report or other document received from any Governmental Body. Each Party will keep such information confidential in accordance with the terms of the confidentiality agreement, dated as of December 2, 2018, between Parent and Company (the “Confidentiality Agreement”).

5.5          Regulatory Approvals and Related Matters. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other transactions contemplated herein, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Parent and Company shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.6          Director Indemnification and Insurance.

(a)            From and after the Effective Time, Parent will fulfill and honor in all respects the obligations of Company and Parent which exist prior to the date hereof to indemnify Company’s and Parent’s present and former directors and officers and their heirs, executors and assigns; provided, however, that Company directors and officers which become directors and officers of the Surviving Corporation and Parent will enter into Surviving Corporation’s standard indemnification agreement which will supersede any other contractual rights to indemnification. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Company, and the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Company and Parent will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Company or Parent, unless such modification is required by Legal Requirements.

(b)            Effective as of the Effective Time, Company will secure a “tail” policy on Company’s existing directors and officers’ liability insurance policy for a period of three (3) years.

(c)             Effective as of the Effective Time, Parent and the other Acquiring Company will secure a “tail” policy on Parent’s and the other Acquiring Company’s existing directors’ and officers’ liability insurance policy for a period of at least three (3) years.

(d)            Effective as of the Effective Time, Company will secure a directors and officers liability insurance policy covering the directors and officers of Parent immediately following the Effective Time in a coverage amount that is not less that the coverage amount of Parent’s directors’ and officers’ liability insurance policy immediately prior to the Effective Time.

(e)             This Section 5.6 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Company, the Surviving Corporation, Parent and the parties indemnified hereby, and will be binding on all successors and assigns of the Surviving Corporation.

5.7          Notification of Certain Matters.

(a)            Company will give prompt notice to Parent, and Parent will give prompt notice to Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of Company or Parent, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice; and provided, further, that failure to give such notice will not be treated as a breach of covenant for the purposes of Sections 6.2(a) and 6.3(a) unless the failure to give such notice results in material prejudice to the other Party.

(b)            Each of Company and Parent will give prompt notice to the other of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Body in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation relating to or involving or otherwise affecting Company or Parent that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Contract; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect.

5.8          Interim Financial Statements. As promptly as possible following the last day of each fiscal month end after the date hereof until the Effective Time, and in any event within thirty (30) days after the end of each such fiscal month end, Company will deliver to Parent the consolidated balance sheet of Company and the related consolidated statements of income, changes in stockholders’ equity and cash flows of Company for the one-month period then ended and for the period then ended since the date of the Company Balance Sheet (collectively, the “Interim Financial Statements”). The Interim Financial Statements will be prepared so as to present fairly, in all material respects, the consolidated financial condition, retained earnings, assets and liabilities of Company as of the date thereof.

5.9          Public Announcements. Parent and Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement without the prior consent of the other Party, which will not be unreasonably withheld or delayed; provided, however, that, on the advice of legal counsel, Parent may comply with any SEC requirements under the Securities Act or Exchange Act which requires any public disclosure, without the consent or review of Company.

5.10       Conveyance Taxes. Parent and Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

5.11       Board of Directors and Officers of Parent. Parent will take all actions necessary, in consultation with Company, to cause the board of directors of Parent, immediately after the Effective Time, to consist of five (5) individuals designated by Company (the “Company Appointees”) and will, prior to Company soliciting the approval of the Company Stockholder Matters, provide executed resignation letters (effective as of the Effective Time) for all members of the board of directors who will no longer be members of the board of directors of Parent effective immediately after the Effective Time; provided, however, the Parties acknowledge that so long as Parent remains a public reporting company, the board of directors of Parent will continue to satisfy applicable securities laws, including, without limitation, maintaining an independent audit committee, and the nominations by Company and Parent hereunder will allow Parent to comply with such applicable Legal Requirements. Each new member of the board of directors of Parent that was not a member of the board of directors of Parent immediately before the Effective Time shall enter into an indemnification agreement with Parent, on Parent’s standard form, within fifteen (15) days of their appointment. The executive officers of Parent immediately after the Effective Time will be designated by Parent (and such individuals will be identified prior to Company soliciting the approval of the Company Stockholder Matters).

5.12       Non-Solicitation by Company.

(a)            During the Pre-Closing Period, Company will not and will not authorize or permit any of its Subsidiaries or any Representative of Company or its Subsidiaries, directly or indirectly, to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding Company or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction.

(b)            Company will promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Company or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Company will keep Parent informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)            Company will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

5.13       Non-Solicitation by Parent.

(a)            During the Pre-Closing Period, Parent will not and will not authorize or permit any of its Subsidiaries or any Representative of Parent or its Subsidiaries, directly or indirectly, to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding Parent or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Parent Confidentiality Agreement); provided, however, that prior to the adoption of this Agreement by the Parent Stockholder Approval, this Section 5.13(a) will not prohibit Parent from furnishing nonpublic information regarding Parent and its Subsidiaries to, or entering into discussions with, any Person in response to an Acquisition Proposal that, after consultation with its outside financial and legal advisor, Parent’s board of directors determines in good faith is, or would reasonably be expected to result in, a Superior Offer (and is not withdrawn) if (1) neither Parent nor any Representative of Parent (or its Subsidiaries) will have breached this Section 5.13(a), (2) the board of directors of Parent concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of Parent to comply with its fiduciary obligations to the Parent Stockholders under applicable Legal Requirements, (3) at least two (2) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, Parent gives Company written notice of the identity of such Person and of Parent’s intention to furnish information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement on terms no more favorable to Parent than the confidentiality agreement between Parent and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Parent as well as customary “standstill” provisions (an, “Acceptable Parent Confidentiality Agreement”) (4) at least two (2) Business Days prior to furnishing any such information to such Person, Parent furnishes such nonpublic information to Company (to the extent such nonpublic information has not been previously furnished by Parent to Company).

(b)            Parent will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Company orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Parent or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Parent will keep Company informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)            Parent will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

5.14       Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Parent and Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least thirty (30) days prior to the Closing Date, Company will furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Capital Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; and (b) the number of other derivative securities (if any) with respect to Company Capital Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.15       Parent Amended and Restated Charter. Immediately prior to the Effective Time, Parent will file an amended and restated certificate of incorporation in substantially the form of Exhibit D (the “Parent Amended and Restated Charter”) with the Secretary of State of the State of Delaware to become effective immediately prior to the Effective Time.

5.16       Listing. Parent will promptly (i) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in the Merger and use its commercially reasonable efforts to cause such shares to be approved for listing (subject to notice of issuance), and (ii) to the extent required by Nasdaq Marketplace Rule 4340, file an initial listing for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and use its commercially reasonable efforts to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Company will cooperate with Parent as reasonably requested by Parent to cause the Nasdaq Listing Application to be approved and the shares of Parent Common Stock to be issued in the Merger to be approved for listing on Nasdaq and will promptly furnish to Parent all information concerning Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.16.

5.17       Company Options.

(a)            At the Effective Time, the vesting of each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Option Plan will be accelerated in full and, to the extent not exercised prior to the Effective Time, will be converted into and become an option to purchase Parent Common Stock. At the Effective Time, Parent shall assume the Company Option Plan. All rights with respect to Company Common Stock under Company Options assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent will continue in full force and effect and the term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of such Company Option will otherwise remain unchanged; provided, however, that: (1) to the extent provided under the terms of a Company Option, such Company Option assumed by Parent in accordance with this Section 5.17(a) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (2) Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of Company’s board of directors or any committee thereof with respect to each Company Option assumed by Parent. Notwithstanding anything to the contrary in this Section 5.17(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option will not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code. It is the intention of the Parties that each Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time.

(b)            Parent will file with the SEC, as soon as practicable (and in any event within thirty (30) Business Days) after the Effective Time, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with Section 5.17(a), to the extent permitted by federal securities laws, and Parent shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses delivered with respect to such shares) for so long as such options remain outstanding.

(c)            Within twenty (20) Business Days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time, was a holder of a Company Option a document evidencing the foregoing assumption of such option by Parent.

5.18       Company Warrant.

(a)         At the Effective Time, the Company Warrant will be converted into and become a warrant to purchase Parent Common Stock, and Parent shall assume the Company Warrant. All rights with respect to Company Common Stock under the Company Warrant will thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) the Company Warrant may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to the Company Warrant will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to the Company Warrant, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of the Company Warrant will be determined by dividing (x) the per share exercise price of Company Common Stock subject to the Company Warrant, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of the Company Warrant will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of the Company Warrant will otherwise remain unchanged; provided, however, that: (1) to the extent provided under the terms of the Company Warrant, the Company Warrant in accordance with this Section 5.18(a) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (2) Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of Company’s board of directors or any committee thereof with respect to the Company Warrant.

(b)         Within five (5) Business Days after the Effective Time or by such earlier date required under the Company Warrant, Parent will issue to the holder of the Company Warrant a document evidencing the foregoing assumption of the Company Warrant by Parent.

5.19       Allocation Certificate. Company will prepare and deliver to Parent at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Company in a form reasonably acceptable to Parent which sets forth (a) a true and complete list of the Company Stockholders immediately prior to the Effective Time and the number and type of shares of Company Capital Stock owned by each such Company Stockholder, and (b) the allocation of the Merger Consideration among the Company Stockholders pursuant to the Merger.

5.20       Employee Benefit Matters.

(a)         All employees of Company shall continue in their existing benefit plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its Affiliates’ employees in the United States. Parent shall take such reasonable actions, to the extent permitted by Parent’s benefits programs, as are necessary to allow eligible employees of Company to participate in the health, welfare and other benefit programs of Parent or alternative benefits programs in the aggregate that are substantially similar to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of Company’s benefit plans. All employees of Company shall be given credit for all service with Company (or service credited by Company) for purposes of eligibility and vesting (but not for purposes of benefit accrual) under all employee benefit plans, programs, policies and arrangements and employment policies maintained by Parent in which they become participants. No employees of Company (or their dependents) shall be excluded from, or limited in, receiving any benefits or participating in a group health plan of Parent for which they would otherwise be eligible by reason of any waiting period, evidence of insurability requirement, pre-existing condition exclusion or similar limitation other than limitations or waiting periods that are already in effect with respect to such individuals to the extent not satisfied as of the Effective Time under the corresponding Company Employee Plan.

(b)         At Parent’s request, Company will terminate any or all Company Employee Plans intended to include a Code Section 401(k) arrangement (each a “Company 401(k) Plan”), with such termination to be effective as of the day immediately preceding the Closing Date and reflected in resolutions of Company’s board of directors. The form and substance of such resolutions will be subject to the prior review and approval of Parent. For purposes of clarity, participation in any Company 401(k) Plan for which no request has been made by Parent on or prior to the day immediately prior to the Closing Date will not be terminated by Company.

5.21       Stockholder Litigation. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to ARTICLE 7, Parent shall promptly notify Company of any litigation brought, or threatened, against Parent and/or members of the board of directors of Parent or any of its officers relating to the transactions contemplated by this Agreement or otherwise and shall keep Company informed on a reasonably current basis with respect to the status thereof. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to ARTICLE 7, Company shall promptly notify Parent of any litigation brought, or threatened, against Company and/or members of the board of directors of Company or any of its officers relating to the transactions contemplated by this Agreement or otherwise and shall keep Parent informed on a reasonably current basis with respect to the status thereof. Each Party shall give the other Party the right to review and comment on all material filings or responses to be made by such Party in connection with the foregoing and, no settlement shall be agreed to in connection with the foregoing without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.22       Company and Parent Disclosure Schedules. Each of Company and Parent may in its discretion, for informational purposes only, supplement the information set forth on the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, on the date of this Agreement or that is necessary to correct any information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof. Any such amended or supplemented disclosure shall not be deemed to modify the representations and warranties of Company, Parent or Merger Sub for purposes of Section 6.2(a) and 6.3(a) of this Agreement.

5.23       Tax Matters.

(a)         Parent, Merger Sub and Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any Affiliate or Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)         Parent, Merger Sub and Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE 6
CONDITIONS TO THE MERGER

6.1         Conditions To Obligation Of Each Party To Effect The Merger. The respective obligations of each Party to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)         No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, will be in effect, nor will any proceeding brought by any administrative agency or commission or other Governmental Body or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, illegal;

(b)         Governmental Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated.

(c)          Stockholder Approvals. This Agreement will have been duly adopted and the Merger will have been duly approved by the Company Stockholder Approval and the Parent Stockholder Approval Matters will have been duly adopted and approved by the Parent Stockholder Approval.

(d)         Employment Agreements. Each of Dietrich Stephan and the persons who will serve as executive officers of Parent immediately following the Effective Time shall have executed and entered an employment agreement with Parent, to be effective as of the Effective Time, on terms and conditions reasonably satisfactorily to the board of directors of Parent immediately prior to the Effective Time.

(e)          Proxy Statement. The Proxy Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Proxy Statement will have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement will have been initiated or, to the knowledge of Parent, threatened by the SEC.

6.2         Additional Conditions to Obligations Of Parent. The obligations of Parent to effect the Merger are also subject to the following conditions:

(a)         Representations and Warranties. The representations and warranties of Company (i) set forth in Section 2.1 (Organization and Qualification; Charter Documents), Section 2.2 (Capital Structure), 2.3 (Authority; Non-Contravention; Approvals) and Section 2.6 (Absence of Certain Changes or Events) will be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) and (ii) contained in this Agreement (other than those set forth in Section 2.1 (Organization and Qualification; Charter Documents), Section 2.2 (Capital Structure), 2.3 (Authority; Non-Contravention; Approvals) and Section 2.6 (Absence of Certain Changes or Events)) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) or those inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Company Material Adverse Effect; provided that, for purposes of this clause (ii), all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Company contained in this Agreement will be disregarded. Parent will have received a certificate to such effect signed by an officer of Company. For purposes of clarity, the transactions contemplated by ARTICLE 1 shall not constitute a breach of the representations and warranties of Company set forth in Section 2.2 (Capital Structure).

(b)         Agreements and Covenants. Company will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent will have received a certificate to such effect signed by and officer of Company.

(c)          Consents Obtained. Parent will have received evidence, in form and substance satisfactory to it, that all Consents listed on Schedule 6.2(c) required to be obtained, and all filings required to be made, by Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby will have been obtained and made by Company.

(d)         Company Material Adverse Effect. Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Company having, individually or in the aggregate, a Company Material Adverse Effect.

(e)          Other Deliveries. Parent will have received such other certificates and instruments (including without limitation certificates of good standing of Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it will reasonably request in connection with the closing of the transactions contemplated by this Agreement.

(f)          FIRPTA Certificate. Parent will have received from Company applicable FIRPTA documentation, consisting of (i) a notice to the IRS, in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations, in substantially the form of Exhibit E attached hereto, dated as of the Closing Date and executed by Company, together with written authorization for Parent to deliver such notice form to the IRS on behalf of Company after the Closing, and (ii) a FIRPTA Notification Letter, in substantially the form of Exhibit E attached hereto, dated as of the Closing Date and executed by Company.

(g)         Dissenting Shares. The holders of no more than one and one half percent (1.5%) of the shares of Company Common Stock on an as-converted to Company Common Stock basis will have demanded and not lost or withdrawn appraisal rights.

(h)         Company Board of Directors Resignation Letters. Parent will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Parent contemplated by Section 5.11, pursuant to which each such person will resign as a member of the board of directors of Parent immediately following the Effective Time.

(i)         Company Lock-up Agreements. The Company Lock-up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

(j)         Additional Company Funding. The prior or simultaneous closing of the Additional Company Funding that results in aggregate proceeds to Company of not less than $4,000,000.

(k)         Closing Cash Balance. Company will have an unrestricted cash and cash equivalents balance as of the Closing of at least $4,000,000.

6.3         Additional Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the following conditions:

(a)         Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Capital Structure), Section 3.3 (Authority; Non-Contravention; Approvals) and Section 3.6 (Absence of Certain Changes or Events) will be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) and (ii) contained in this Agreement (other than those set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Capital Structure), Section 3.3 (Authority; Non-Contravention; Approvals) and Section 3.6 (Absence of Certain Changes or Events)) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) or those inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Parent Material Adverse Effect; provided that, for purposes of this clause (ii), all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Parent and Merger Sub contained in this Agreement will be disregarded. Company will have received a certificate to such effect signed by an officer of each of Parent and Merger Sub.

(b)         Agreements and Covenants. Parent will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Company will have received a certificate to such effect signed by an officer of Parent.

(c)          Consents Obtained. Company will have received evidence, in form and substance satisfactory to it, that all Consents listed on Schedule 6.3(c) required to be obtained, and all filings required to be made, by Parent for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby will have been obtained and made by Parent.

(d)         Parent Material Adverse Effect. Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Parent or any Subsidiary of Parent having, individually or in the aggregate, a Parent Material Adverse Effect.

(e)          Other Deliveries. Company will have received such other certificates and instruments (including without limitation certificates of good standing of Parent in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it will reasonably request in connection with the closing of the transactions contemplated by this Agreement.

(f)          Parent Board of Directors Resignation Letters. Company will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Parent contemplated by Section 5.11 and each of Subsidiaries of Parent, as applicable, pursuant to which each such person will resign as a member of the board of directors of Parent immediately following the Effective Time.

(g)         Parent Lock-up Agreements. The Parent Lock-up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

(h)         Company Appointees. Each of the Company Appointees shall have been duly elected to the board of directors of Parent.

(i)          Cancellation of Certain Options. Parent shall have provided Company with evidence satisfactory to Parent that the options to purchase shares of Parent Common Stock set forth on Part 6.3(i) of the Parent Disclosure Schedule that are outstanding and unexercised as of immediately prior to the Effective Time will be terminated and cancelled in full and of no further force or effect as of the Effective Time.

(j)          Closing Cash Balance. Parent shall have an unrestricted cash and cash equivalents balance as of the Closing of at least $1,000,000.

ARTICLE 7

TERMINATION

7.1         Termination. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Company and Parent:

(a)         by mutual written consent of Company and Parent duly authorized by each of their respective boards of directors;

(b)         by either Parent (subject to the provisions of Section 7.1(e)) or Company if the Merger has not been consummated by June 30, 2019 (provided that the right to terminate this Agreement under this Section 7.1(b) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

(c)          by either Parent or Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)         by either Parent or Company if the Company Stockholder Approval has not been obtained within three (3) Business Days after Company first solicits the approval of the Company Stockholder Matters or if the Company Stock Approval is subsequently rescinded by the stockholders of the Company (provided that the right to terminate this Agreement under this Section 7.1(d) will not be available to any Party where the failure to obtain the Company Stockholder Approval will have been caused by the action or failure to act of such Party in breach of this Agreement);

(e)          by either Parent or Company, if the Parent Stockholder Approval contemplated by this Agreement will not have been obtained (provided that the right to terminate this Agreement under this Section 7.1(e) will not be available to any Party where the failure to obtain the Parent Stockholder Approval will have been caused by the action or failure to act of such Party in breach of this Agreement); provided, however, that Parent’s adjournment of the Parent Stockholders’ Meeting will not result in a failure to obtain the requisite vote under this Section 7.1(e) unless Parent does not obtain the Parent Stockholder Approval prior to the date sixty (60) days after the date that the initial Parent Stockholders’ Meeting is held; provided, however, that Parent may not terminate this Agreement pursuant to Section 7.1(b) until sixty five (65) days after the date that the initial Parent Stockholders’ Meeting is held; provided further that if the Parent Board Recommendation is withdrawn or modified in a manner adverse to Company, Company may terminate this Agreement pursuant to this Section 7.1(e) before the date that is sixty (60) days after the date that the initial Parent Stockholders’ Meeting is held;

(f)          by Parent upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 7.1(f) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Parent to Company of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.1(f); provided, further that no termination may be made pursuant to this Section 7.1(f) solely as a result of the failure of Company to obtain the Company Stockholder Approval (in which case such termination must be made pursuant to Section 7.1(d));

(g)         by Company upon breach of any of the representations, warranties, covenants or agreements on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub will have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Parent or Merger Sub, then this Agreement will not terminate pursuant to this Section 7.1(g) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Company to Parent of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.1(g); provided, further that no termination may be made pursuant to this Section 7.1(g) solely as a result of the failure of Parent to obtain the Parent Stockholder Approval (in which case such termination must be made pursuant to Section 7.1(e));

(h)         by Company, if there will have occurred any Parent Material Adverse Effect since the date of this Agreement; provided, however, such termination shall only be effective if such Parent Material Adverse Effect is not cured within fifteen (15) days; or

(i)          by Parent, if there will have occurred any Company Material Adverse Effect since the date of this Agreement; provided, however, such termination shall only be effective if such Company Material Adverse Effect is not cured within fifteen (15) days.

7.2         Effect Of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement will forthwith become void and there will be no liability on the part of any Party hereto or any of its Affiliates, directors, officers or stockholders except (i) as set forth in Sections 7.2 and 7.3 and (ii) for any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement (for purposes of this Section 7.2, a “willful breach” is an act or omission with the actual knowledge that such act or omission would cause a breach of this Agreement). No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this ARTICLE 7, survive termination of this Agreement in accordance with its terms.

7.3         Expenses; Termination Fees.

(a)         All Transaction Costs incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Party that incurred the expense (provided, however, that if the Merger is consummated, such fees and expenses will be paid by such Party out of its own cash on-hand prior to the Effective Time).

(b)         Company will pay to Parent a termination fee in an amount equal to $250,000 in the event that this Agreement is terminated pursuant to Section 7.1(d) or Section 7.1(f), such fee to be paid within 30 Business Days after such termination.

(c)          Parent will pay to Company a termination fee in an amount in cash equal to $250,000 (i) in the event that this Agreement is terminated pursuant to Section 7.1(g), such fee to be paid within 30 Business Days after such termination, or (ii) in the event this Agreement is terminated pursuant to Section 7.1(e) and an Acquisition Proposal with respect to Parent has been publicly announced, disclosed or otherwise communicated to Parent’s board of directors prior to the termination of this Agreement and, within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to such Acquisition Transaction or consummates such Acquisition Transaction, such fee to be paid not later than 30 Business Days after the Acquisition Transaction is consummated.

(d)         If Company fails to pay when due any amount payable by Company under this Section 7.3, then (i) Company will reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.3, and (ii) Company will pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid. If Parent fails to pay when due any amount payable by Parent under this Section 7.3, then (i) Parent will reimburse Company for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Company of its rights under this Section 7.3, and (ii) Parent will pay to Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Company in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 8

Non-Survival of Representations and warranties

The representations and warranties of Parent, Merger Sub and Company contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this ARTICLE 8 shall survive the Effective Time.

ARTICLE 9

GENERAL PROVISIONS

9.1         Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted; (c) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Parties hereto):

(a)         If to Parent or Merger Sub:

Ohr Pharmaceutical, Inc.
800 Third Avenue
New York, NY 10022
Attn: Sam Backenroth
E-Mail: sam@ohrpharmaceutical.com

With a copy (which copy shall not constitute notice) to:

Troutman Sanders LLP
875 Third Avenue
New York, NY 10022
Attn.: Aurora Cassirer
E-Mail: Aurora.Cassirer@troutmansanders.com

(b)          If to Company:

NeuBase Therapeutics, Inc.
2730 Sidney Street, Suite 300

Pittsburgh, PA 15203
Attn: Dietrich Stephan
E-mail: dstephan@neubasetherapeutics.com

With a copy (which copy shall not constitute notice) to:

Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
Attn.: Jeff Hartlin
E-Mail: jeffhartlin@paulhastings.com

9.2       Amendment. This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

9.3       Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.4       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.5       Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

9.6         Successors and Assigns. This Agreement will be binding upon: (a) Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); and (c) Merger Sub and its successors and assigns (if any). This Agreement will inure to the benefit of: (i) Company; (ii) Parent; (iii) Merger Sub; and (iv) the respective successors and assigns (if any) of the foregoing. No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto.

9.7         Parties In Interest. This Agreement will be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.6 (which is intended to be for the benefit of the parties indemnified thereby and may be enforced by such parties).

9.8         Waiver. No failure or delay on the part of any Party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. At any time prior to the Effective Time, any Party hereto may, with respect to any other Party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party or Parties to be bound.

9.9         Remedies Cumulative; Specific Performance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each Party to this Agreement agrees that, in the event of any breach or threatened breach by the other Party of any covenant, obligation or other provision set forth in this Agreement: (a) such Party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such Party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

9.10       Governing Law; Venue; Waiver of Jury Trial.

(a)         This Agreement and the relationship of the Parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof, which would result in the applicability of the laws of another jurisdiction.

(b)         Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in the courts of the State of Delaware located in Wilmington County. Each Party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of such court (and each appellate court therefrom) in connection with any such action, suit or Legal Proceeding; (ii) agrees that such court will be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any such court, any claim that such Party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.11       Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

9.12       Attorney Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.13       Cooperation. Each Party hereto agrees to cooperate fully with the other Parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Parties hereto to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.14       Construction.

(a)         For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(b)         The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including”, and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d)         Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)          The term “knowledge of Company”, and all variations thereof, will mean the actual knowledge of Dietrich Stephan after reasonable inquiry. The term “knowledge of Parent”, and all variations thereof, will mean the actual knowledge of Jason Slakter and Sam Backenroth after reasonable inquiry. For purposes of this Section 9.14(e), “reasonable inquiry” by any individual will be deemed to mean obtaining actual knowledge of the following: (i) each fact, circumstance, event or other matter that is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in, or that have been in, the possession of such individual, including his or her personal files, (ii) each fact, circumstance, event or other matter that is reflected in one or more documents (whether written or electronic) contained in books and records of such person that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities, and (iii) knowledge that could be obtained from reasonable inquiry of an individual’s direct reports.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed as of the date first written above.

OHR PHARMACEUTICAL, INC.

By:	/s/ Jason S. Slakter, MD

Name:	Jason S. Slakter, MD

Title:	Chief Executive Officer

OHR ACQUISITION CORP.

By:	/s/ Jason S. Slakter, MD

Name:	Jason S. Slakter, MD

Title:	Chief Executive Officer

NEUBASE THERAPEUTICS, INC.

By:	/s/ Dietrich Stephan

Name:	Dietrich Stephan

Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquiring Companies” means Parent and Merger Sub.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving (but excluding the Financing):

(a)         any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Company (or its Subsidiaries) or Parent (or its Subsidiaries), or (iii) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) issues securities representing more than 15% of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under the Agreement);

(b)         any issuance, sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of Company (or its Subsidiaries) or Parent (or its Subsidiaries); or

(c)          any liquidation or dissolution of any of Company (or its Subsidiaries) or Parent (or its Subsidiaries).

“Affiliates” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by applicable Legal Requirements to close.

“Company Capital Stock” means the Company Common Stock.

“Company Common Stock” means the common stock of Company, par value $0.00001 per share.

“Company Convertible Note” means a promissory note issued by Company that is convertible into shares of Company Capital Stock in accordance with the terms thereof.

“Company Disclosure Schedule” means the disclosure schedule that has been delivered by Company to Parent on the date of the Agreement.

“Company IP Rights” means all IP Rights owned solely or co-owned by Company or in which Company has any right, title or interest and which are used by Company in the ordinary course of its business.

“Company Lock-up Signatories” means the individuals set forth on Schedule A hereto.

“Company Material Adverse Effect” means any effect, change, event or circumstance that has a material adverse effect on: (a) the business, financial condition, prospects, operations or results of operations of Company taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which Company participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Company taken as a whole; (ii) any failure by Company to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any effect causing or contributing to such failures to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under the Agreement or the announcement, pendency or anticipated consummation of the Merger; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (v) any changes (after the date of the Agreement) in GAAP or applicable Legal Requirements; or (b) the ability of Company to consummate the Merger or to perform any of its covenants or obligations under the Agreement.

“Company Option” means an option to purchase shares of Company Capital Stock.

“Company Option Plan” means the NeuBase Therapeutics, Inc. 2018 Equity Incentive Plan.

“Company Out Licenses” means all Out Licenses of Company.

“Company Stockholders” means the holders of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

“Company Support Agreement Signatories” means the individuals set forth on Schedule A hereto.

“Company Warrant” means that certain warrant to purchase Company Capital Stock, dated December 17, 2018, to be issued by Company to Carnegie Mellon University.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contract” means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase Order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Copyrights” means all copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For the avoidance of doubt, Encumbrance does not include Out Licenses.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Exchange Ratio” means the ratio set forth below, with such ratio being calculated to the nearest 1/10,000 of a share:

The quotient obtained by dividing (A) Company Merger Shares by (B) Company Outstanding Shares, where

“Additional Company Proceeds” means the aggregate gross proceeds received by Company as Additional Company Funding prior to the Effective Time.

“Additional Allocation Adjustment” means (i) the increase in the Company Allocation Percentage by 0.1% for every $100,000 that the Additional Company Proceeds exceeds $4,000,000, and (ii) the decrease in the Parent Allocation Percentage by 0.1% for every $100,000 that the Additional Company Proceeds exceeds $4,000,000.

“Aggregate Value” means the sum of (i) the Company Pre-Money Valuation, plus (ii) the Parent Pre-Money Valuation.

“Company Allocation Percentage” means the quotient determined by dividing (i) the sum of the Aggregate Value minus the Parent Pre-Money Valuation, by (ii) the Aggregate Value, subject to the Additional Allocation Adjustment.

“Company Merger Shares” means the product determined by multiplying the Post-Closing Parent Shares by the Company Allocation Percentage.

“Company Outstanding Shares” means the total number of shares of Company Capital Stock, including any shares issued in the Additional Company Funding, outstanding immediately prior to the Effective Time (on an as converted to Company Common Stock basis, after giving effect to the Convertible Notes Conversion and assuming cashless exercise of the Company Warrant and all Company Options outstanding as of immediately prior to the Effective Time that are in-the-money (such cashless exercise being calculated based on a market price equal to the Company Stipulated Value)).

“Company Pre-Money Valuation” means $32,000,000, (i) plus the amount by which Company’s unrestricted cash and cash equivalents balance as of the Closing exceeds the Additional Company Proceeds, (ii) minus the amount by which Company’s unrestricted cash and cash equivalents balance as of the Closing is less than the Additional Company Proceeds.

“Company Stipulated Value” means the quotient determined by dividing (i) the sum of the Company Pre-Money Valuation, by (ii) the Company Outstanding Shares.

“Parent Allocation Percentage” means the quotient determined by dividing the Parent Pre-Money Valuation by the Aggregate Value, subject to the Additional Allocation Adjustment.

“Parent Outstanding Shares” means, subject to Section 1.6(g), the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time (on an as converted to Parent Common Stock basis, assuming conversion of cashless exercise of all Parent Options and Parent Warrants outstanding as of immediately prior to the Effective Time that are in-the-money, such cashless exercise being calculated based on a market price equal to the Parent Stipulated Value).

“Parent Pre-Money Valuation” means $8,000,000 (i) plus the amount by which Parent’s unrestricted cash and cash equivalents balance as of the Closing exceeds $1,000,000, (ii) minus the amount by which Parent’s unrestricted cash and cash equivalents balance as of the Closing is less than $1,000,000.

“Parent Stipulated Value” means the quotient determined by dividing the Parent Pre-Money Valuation by the Parent Outstanding Shares.

“Post-Closing Parent Shares” means the quotient determined by dividing the Parent Outstanding Shares by the Parent Allocation Percentage.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with a Party within the meaning of Section 414 of the Code.

“FDA” means the United States Food and Drug Administration.

“Financing” means the sale and issuance of equity securities (including securities convertible, exercisable or exchangeable into such equity securities) in connection with the Additional Company Funding, which Additional Company Funding is consistent with the terms and conditions hereof.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IP Rights” means any and all of the following in any country or region: (a) Copyrights, Patent Rights, Trademark Rights, domain name registrations, Trade Secrets, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Merger Sub Common Stock” means the common stock, $0.01 par value per share, of Merger Sub.

“Order” means any order, writ, injunction, judgment or decree.

“Out License” means a Contract in effect as of the date of this Agreement under which a Party has licensed, granted or conveyed to any third party any right, title or interest in or to any IP Rights of the Party.

“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.

“Parent Disclosure Schedule” means the disclosure schedule that has been delivered by Parent to Company on the date of the Agreement.

“Parent IP Rights” means all IP Rights owned solely or co-owned by Parent or in which Parent has any right, title or interest.

“Parent Lock-up Signatories” means each of the directors and officers of Parent.

“Parent Material Adverse Effect” means any effect, change, event or circumstance that has a material adverse effect on: (a) the business, financial condition, prospects, operations or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which Parent participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Parent and its Subsidiaries taken as a whole; (ii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that any effect causing or contributing to such changes in the trading price or trading volume of Parent Common Stock may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iii) any failure by Parent or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any effect causing or contributing to such failures to meet projections or predictions may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under the Agreement or the announcement, pendency or anticipated consummation of the Merger; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; and (vi) any changes (after the date of the Agreement) in GAAP or applicable Legal Requirements; or (b) the ability of Parent or Merger Sub to consummate the Merger or to perform any of its covenants or obligations under the Agreement.

“Parent Option” means an option to purchase shares of Parent Capital Stock.

“Parent Out Licenses” means all Out Licenses of Parent.

“Parent SEC Documents” means each report, registration statement, proxy statement and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since October 1, 2014 including all amendments thereto.

“Parent Stock Option Plans” means the Parent 2016 Consolidated Stock Incentive Plan, Parent 2014 Stock Incentive Plan, as amended, and the Parent 2009 Stock Incentive Plan.

“Parent Stockholders” means the holders of Parent Capital Stock.

“Parent Support Agreement Signatories” means each of the directors and executive officers of Parent.

“Parent Warrant” means a warrant to purchase shares of Parent Capital Stock.

“Patent Rights” means all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of the Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Person” means any person, Entity, Governmental Body, or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or any other piece of information that allows the identification of a natural person.

A Party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other Affiliate of such Party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any such Party’s Subsidiaries or other Affiliates.

An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Offer” means an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding shares of capital stock of either Parent or Company, as applicable, on terms that the board of directors of either Parent or Company, as applicable, determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to its stockholders from a financial point of view than the terms of the Merger; provided, however, that any such offer will not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

“Tax” and “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” means trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

“Trademark Rights” means all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application.

“Transaction Costs” means the aggregate amount of costs and expenses of Parent or any of its Subsidiaries or Company or any of its Subsidiaries incurred in connection with the negotiation, preparation and execution of the Agreement and the consummation of the transactions contemplated hereby, including any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable and any transaction bonuses or similar items, in each case to the extent unpaid; provided, that Transaction Costs will only include the costs of any insurance tail policies that may be purchased by Parent relating to insurance policies held by it prior to the Closing and, for clarity, shall not include the cost of any insurance tail policies of Company.

Additionally, the following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below opposite such term:

Defined Word	Section of Agreement
“Acceptable Parent Confidentiality Agreement”	Section 5.13(a)
“Additional Company Funding”	Section 4.1(q)
“Agreement”	Preamble
“Certificate of Merger”	Section 1.2
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“COBRA”	Section 2.12(f)
“Code”	Recitals
“Company”	Preamble
“Company 401(k) Plan”	Section 5.20(b)
“Company Appointees”	Section 5.11
“Company Balance Sheet”	Section 2.5(a)
“Company Balance Sheet Date”	Section 2.5(a)
“Company Board Recommendation”	Section 5.2(b)
“Company Contract”	Section 2.16(b)
“Company Employee Plans”	Section 2.12(a)
“Company Environmental Permits”	Section 2.14(c)
“Company Financials”	Section 2.5(a)
“Company Lock-up Agreements”	Recitals
“Company Owned IP Rights”	Section 2.8(d)
“Company Permits”	Section 2.9(b)
“Company Stock Certificate”	Section 1.9

Defined Word	Section of Agreement
“Company Stockholder Approval”	Section 2.3(a)
“Company Stockholder Matters”	Section 5.2(a)
“Company Support Agreements”	Recitals
“Company Written Consent”	Section 5.2(a)
“Confidentiality Agreement”	Section 5.4
“Convertible Notes Conversion”	Section 1.6(e)
“Determination Letter”	Section 2.12(b)
“DGCL”	Section 1.1
“Dissenting Shares”	Section 1.7
“Effective Time”	Section 1.2
“ERISA”	Section 2.12(a)
“Exchange Act”	Section 2.3(d)
“Exchange Agent”	Section 1.8(a)
“Exchange Fund”	Section 1.8(a)
“GAAP”	Section 2.5(a)
“Hazardous Material”	Section 2.14(a)
“Hazardous Material Activities”	Section 2.14(b)
“HIPAA”	Section 2.12(f)
“HMO”	Section 2.12(k)
“Insurance Policies”	Section 2.18(a)
“Interim Financial Statements”	Section 5.8
“Merger”	Recitals
“Merger Consideration”	Section 1.6(a)
“Merger Sub”	Preamble
“Nasdaq”	Section 3.3(d)
“Nasdaq Listing Application”	Section 5.16
“Parent”	Preamble
“Parent Amended and Restated Charter”	Section 5.15
“Parent Board Recommendation”	Section 5.3(b)
“Parent Change in Recommendation”	Section 5.3(c)
“Parent Common Stock”	Section 1.6(a)
“Parent Contract”	Section 3.16(b)
“Parent Employee Plans”	Section 3.12(a)
“Parent Environmental Permits”	Section 3.14(c)
“Parent Financials”	Section 3.5(c)
“Parent Intervening Event”	Section 5.3(c)
“Parent Lock-up Agreement”	Recitals
“Parent Owned IP Rights”	Section 3.8(d)
“Parent Permits”	Section 3.10(b)
“Parent Preferred Stock”	Section 3.2(a)
“Parent Stockholder Approval”	Section 3.3(a)
“Parent Stockholder Approval Matters”	Section 5.3(a)
“Parent Stockholders’ Meeting”	Section 5.3(a)
“Party” or “Parties”	Preamble
“Pre-Closing Period”	Section 4.1

Defined Word	Section of Agreement
“Proxy Statement”	Section 5.1
“SEC”	Section 2.3(d)
“Securities Act”	Section 2.3(d)
“Surviving Corporation”	Section 1.1